Exhibit 10.1
Execution Version

364-DAY REVOLVING CREDIT AGREEMENT
Dated as of September 29, 2010
among
HARRIS CORPORATION,
as the Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
SUNTRUST BANK,
as Administrative Agent,
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Lead Arranger and Book Manager

Execution Version

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-ii-

SCHEDULES

2.01	Commitments
5.06	Litigation
10.02	Addresses for Notices

EXHIBITS

A	Form of Revolving Loan Notice
B	Form of Assignment and Acceptance
C	Form of Compliance Certificate
D	Form of Closing Date Opinion of Counsel (content summary)

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364-DAY REVOLVING CREDIT AGREEMENT
     This 364-DAY REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2010, by and among HARRIS CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, the Borrower has requested that the Lenders provide a $300,000,000 revolving credit facility in favor of the Borrower;
     WHEREAS, subject to the terms and conditions of this Agreement, the Lenders are willing severally to establish the requested revolving credit facility in favor of the Borrower.
     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “2008 Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of September 10, 2008 among the Borrower, certain subsidiaries party thereto, SunTrust Bank as administrative agent, as an issuing bank for letters of credit and as a swingline lender, and the Lenders from time to time party thereto, as the same may be amended or restated from time to time.
     “Acquisition” means the acquisition of (a) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or a line or lines of business conducted by such Person.
     “Administrative Agent” means SunTrust Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
     “Aggregate Commitments” shall mean, collectively, all Commitments of all Lenders at any time outstanding.
     “Agreement” has the meaning set forth in the first paragraph hereof.
     “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Senior Debt Rating existing at such time:

		Applicable Rate for
Pricing	Senior Debt	Eurodollar Rate	Applicable Rate for	Applicable Rate for
Level	Ratings	Loans	Base Rate Loans	Commitment Fee
I	≥A/A2	1.25%	0.25%	0.15%
II	A-/A3	1.50%	0.50%	0.20%
III	BBB+/Baa1	1.75%	0.75%	0.25%
IV	BBB/Baa2	2.00%	1.00%	0.30%
V	≤ BBB/Baa3	2.25%	1.25%	0.35%
Initially, the Applicable Rate shall be set at Pricing Level III. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Senior Debt Rating shall be effective, in the case of either an upgrade or a downgrade, during the period commencing on the date of public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If neither Moody’s nor S&P has rated the Borrower, then the Applicable Rate shall be established by reference to Pricing Level V.
     “Approved Fund” has the meaning set forth in Section 10.07(h).
     “Assignment and Acceptance” means an Assignment and Assumption substantially in the form of Exhibit B.
     “Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel and all disbursements of internal counsel.
     “Attributable Indebtedness” means, on any date, in respect of any Synthetic Lease Obligation, the capitalized amount of any remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended July 2, 2010, and the related consolidated statements of income and cash flows for such fiscal year.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 1/2 of 1%; (ii) the rate of interest in effect for such day as publicly announced from time to time by SunTrust Bank as its prime lending rate for Dollars; and (iii) the Eurodollar Rate determined on a daily basis for an Interest Period of one month plus 100 basis points. Such rate referenced in clause (ii) is a rate set by SunTrust Bank based upon various factors, including SunTrust Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. The SunTrust Bank prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. SunTrust Bank may make commercial loans or other loans at rates of interest at, above, or below the SunTrust Bank prime lending rate. Any change in such rate announced by SunTrust Bank shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” has the meaning set forth in the introductory paragraph hereto.
     “Borrowing” means Loans of the same Type, made, converted or continued on the same date.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in the state where the Administrative Agent’s Office is located; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in London, England and in the interbank or other market used to determine the interest rate thereon. “Change of Control” means, with respect to any Person, an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that such a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or a duly authorized committee of such board or governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body. For purposes of determining a majority of the members of the board of directors or other equivalent governing body, vacant seats shall not be included.

     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” means, as to each Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.
     “Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated EBIT” means, for any period, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Charges, (ii) income tax expense determined on a consolidated basis in accordance with GAAP, (iii) other non-cash losses or deductions (including purchased in-process research and development, impairment charges, expensing of stock options or stock awards, write-offs or restructuring charges), but excluding all depreciation and amortization and (iv) fees, costs, write-offs and other expenses associated with any Acquisition.
     “Consolidated EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Charges, (ii) income tax expense, (iii) depreciation and amortization, determined on a consolidated basis in accordance with GAAP, (iv) other non-cash losses or deductions (including purchased in-process research and development, impairment charges, expensing of stock options or stock awards, write-offs or restructuring charges), and (v) fees, costs, write-offs and other expenses associated with any Acquisition.
     “Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, total interest expense with respect to Debt including, without limitation, the interest component of any payments in respect of capital leases capitalized or expensed during such period (whether or not actually paid during such period).
     “Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any non-cash extraordinary gains or losses, (b) any gains attributable to write-ups of assets, (c) any equity interest of the Borrower or any Restricted Subsidiary in the unremitted earnings of any Person that is not a Subsidiary, and (d) any net income (or loss) attributable to an Unrestricted Subsidiary.
     “Consolidated Net Interest Expense” means, for any period, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, (a) Consolidated Interest Charges less (b) interest income of the Borrower and its Restricted Subsidiaries for such period.

     “Consolidated Total Assets” means, at any time, the total consolidated assets of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as reflected on the Borrower’s consolidated balance sheet as of the last day of the fiscal quarter ending on or before the date of determination, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.
     “Consolidated Total Indebtedness” means, at any time, without duplication, the sum of (a) all amounts which would be included as Debt of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP at such time, plus (b) the amount of Attributable Indebtedness of the Borrower and its Restricted Subsidiaries at such time.
     “Credit Extension” means a Revolving Borrowing.
     “Debt” means, as to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee and (c) all Synthetic Lease Obligations.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (a) with respect to Base Rate Loans, the Base Rate plus 2% per annum; and (b) with respect to Eurodollar Rate Loans, the applicable Eurodollar Rate plus the Applicable Rate applicable to Eurodollar Rate Loans plus 2% per annum; provided, however, that in such case, for any Eurodollar Rate Loans, at the end of the applicable Interest Period, interest shall accrue at the Base Rate plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
     “Divestiture” has the meaning set forth in Section 7.02(b).
     “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
     “Eligible Assignee” has the meaning specified in Section 10.07(h).
     “Environmental Laws” means any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters (including, without limitation, any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any fraction thereof)) as now or at any time hereafter in effect.

     “ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Commonly Controlled Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) with respect to a Pension Plan or Multiemployer Plan that does not hold assets that equal or exceed its liabilities, the filing of a notice of intent to terminate under Section 4041(a)(2) of ERISA if the Pension Plan’s liabilities exceed its assets as of the date of the filing of such notice, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate such Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042(a)(1)-(3) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Commonly Controlled Entity that would cause a Material Adverse Effect.
     “Eurodollar Rate” means, with respect to each Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the daily average Eurodollar Reserve Rate for such Interest Period.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Eurodollar Reserve Rate” means the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Eurodollar Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Event of Default” has the meaning specified in Article VIII.
     “Excluded Taxes” means in the case of the Administrative Agent or any Lender (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office, (b) taxes imposed as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax (or any political subdivision or taxing authority thereof or therein) and the Administrative Agent or such Lender (excluding a connection arising principally as a result of the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document or the designation by the Borrower after the Closing Date), and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 3.01(e).
     “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “Fee Letter” means that certain fee letter, dated as of September 22, 2010, executed by SunTrust Robinson Humphrey, Inc., and accepted by the Borrower.
     “Foreign Lender” means each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Government Contract” means any agreement or contract with or made at the request of any Governmental Authority.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, department, instrumentality, commission, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.
     “Hedging Arrangements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

     “Hostile Acquisition” means (a) any transaction which is subject to Section 13(d) (other than an Investment Transaction) or Section 14(d) of the Securities Exchange Act of 1934, unless, prior to the time such transaction becomes subject to such Section 13(d) or 14(d), the board of directors or other governing body of the acquiree has adopted a resolution approving such transaction and approving any “change of control” with respect to such Person whereby the Borrower may acquire control of such Person, and (b) any purchase or attempt to purchase, any Person by means of a public debt or equity tender offer or other unsolicited takeover (or the equivalent thereof in any jurisdiction), or any attempt to engage in a proxy contest (or the equivalent thereof in any jurisdiction) for control of the board of directors (or the functional equivalent thereof) of any Person, in either case which has not been approved and recommended by the board of directors (or the functional equivalent thereof) of the Person being acquired or proposed to be acquired or which is the subject of such proxy contest. For purposes of this definition, (x) a “change of control” means, for any Person, an Acquisition with respect to such Person and (y) an “Investment Transaction” means a transaction subject to Section 13(d), but not Section 16, of the Securities Exchange Act of 1934, provided that in connection with such a transaction, the Borrower or any applicable Subsidiary (as the case may be) has reported and at all times continues to report to the Securities and Exchange Commission that such transaction is undertaken for investment purposes only and not for any of the purposes specified in clauses 4(a) through (j), inclusive, of the special instructions for complying with Schedule 13D under the Securities Exchange Act of 1934.
     “Indemnified Liabilities” has the meaning set forth in Section 10.05.
     “Indemnitees” has the meaning set forth in Section 10.05.
     “Insolvency” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed, converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or if requested by the Borrower and consented to by all the Lenders, twelve months, as selected by the Borrower in its Revolving Loan Notice, provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the scheduled Maturity Date.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “LIBOR” means (a) for any applicable Interest Period with respect to any Eurodollar Rate Loan, the rate per annum (rounded upwards if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period and (b) if for any reason such rate is not available for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Rate Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (New York, New York time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
     “Lien” means any mortgage, pledge, security interest, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind or nature whatsoever (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan.
     “Loan Documents” means this Agreement, the Fee Letter, each Revolving Loan Notice, each Compliance Certificate, any promissory notes issued pursuant to this Agreement and any and all other instruments, documents and agreements executed by the Borrower in connection with any of the foregoing.
     “Margin Stock” has the meaning set forth in Regulation U issued by the Board.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property, condition (financial or otherwise), or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under any Loan Document or (c) the validity or enforceability of any Loan Document or the rights or remedies of the Lenders hereunder or thereunder.
     “Material Subsidiary” means, at any time, any Restricted Subsidiary of the Borrower, the assets of which represent 10% or more of Consolidated Total Assets (or the equivalent thereof in another currency), based upon the most recent financial statements delivered to the Administrative Agent pursuant to Sections 6.01(a) and (b).

     “Maturity Date” means (a) September 28, 2011, or (b) such earlier date upon which the Commitments are terminated in accordance with the terms hereof.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means a multiemployer plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any Commonly Controlled Entity makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.
     “Net Worth of Unrestricted Subsidiaries” shall mean, as of any date, the portion of Total Shareholders’ Equity that relates to the shareholders’ equity of Unrestricted Subsidiaries as of such date determined in accordance with GAAP, but without reduction for the minority interests, if any, in any Subsidiaries thereof.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against the Borrower or any of its Restricted Subsidiaries of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.
     “Outstanding Amount” means with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date.
     “Participant” has the meaning specified in Section 10.07(d).
     “Patriot Act” shall have the meaning set forth in Section 5.15.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any Commonly Controlled Entity or to which the Borrower or any Commonly Controlled Entity contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
     “Permitted Liens” means only those Liens permitted by subsections (a) through (p) of Section 7.01.

     “Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or other legally recognized entity or Governmental Authority.
     “Plan” means, at a particular time, an employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA, or would be deemed a “contributing sponsor” under Section 4069 of ERISA if such plan were terminated.
     “Properties” has the meaning set forth in Section 5.08.
     “Pro Rata Share” means, with respect to each Lender, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure), as such share may be adjusted as contemplated herein.
     “Register” has the meaning set forth in Section 10.07(c).
     “Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under the regulations promulgated under Section 4043 of ERISA.
     “Required Lenders” means, as of any date of determination, at least two Lenders whose Voting Percentages aggregate more than 50%.
     “Responsible Officer” means the chief executive officer, president, a vice president, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
     “Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
     “Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time.
     “Revolving Loan” shall have the meaning assigned to such term in Section 2.01.
     “Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Revolving Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     “Securitization” means any agreement or arrangement providing for sales, transfers or conveyances to a special purpose Subsidiary or special purpose entity of accounts receivable, notes, chattel paper, other rights to payment and related property, whether or not for recourse and whether or not treated as a sale for purposes of FAS 140, but not including the sale or transfer of a single note or notes or receivable undertaken on an isolated, non-programmatic basis. For purposes hereof, the “applicable amount” of any Securitization at any time shall be equal to the greater of (a) the outstanding principal amount of any Debt at such time incurred by the Borrower or any Restricted Subsidiary pursuant to any such Securitization, or (b) the face amount or book value (whichever is greater) of any and all receivables, notes, chattel paper, other rights to payment and related property sold or transferred pursuant to such Securitization and outstanding at such time.
     “Senior Debt Rating” means the senior debt rating assigned to the senior, unsecured long-term debt securities of the Borrower by either S&P or Moody’s without third-party credit enhancement, whether or not any such debt securities are actually outstanding, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect on any date is that in effect at the close of business on such date. If the Borrower is split-rated and (1) the ratings differential is one category, the higher of the two ratings will apply, (2) the ratings differential is two categories, the rating which falls between them shall apply or (3) the ratings differential is three categories or more, the rating immediately above the lower of the two ratings shall apply. If only one of S&P and Moody’s shall have in effect a senior debt rating for the Borrower, the Senior Debt Rating shall be the available rating.
     “Single Employer Plan” means any plan maintained for employees of the Borrower or any Commonly Controlled Entity that is subject to Title IV of ERISA, but which is not a Multiemployer Plan.
     “Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair saleable value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) such Person is able to meet its obligations as those obligations mature, and (c) such Person is not engaged in business or a transaction for which such Person’s assets would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “SunTrust Bank” means SunTrust Bank.
     “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 & 840-20, as amended; (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property and (iii) upon the insolvency or bankruptcy of such lessee, would be characterized as the indebtedness of such lessee.

     “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
     “Threshold Amount” means $75,000,000.
     “Total Capital” means, at any date, the sum of (a) Consolidated Total Indebtedness as of such date, plus (b) Total Shareholders’ Equity as of the last day of the most recently ended fiscal quarter for which the Borrower has or is required hereunder to have delivered its financial statements.
     “Total Shareholders’ Equity” means, as of any date, the total shareholders’ equity of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, including without duplication the minority-interest in Subsidiaries that are not wholly owned by the Borrower and excluding all equity interest in the Unrestricted Subsidiaries.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.
     “Unrestricted Subsidiary” means any Subsidiary of the Borrower designated in writing to the Administrative Agent as an “Unrestricted Subsidiary” in accordance with Section 10.25.
     “Vendor Finance Investment” means any loan, advance, lease (whether structured as a capital lease or an operating lease) or guaranty entered into by the Borrower or any of its Subsidiaries pursuant to, in connection with or for the purpose of facilitating the sale or provision of goods and services of the Borrower or any of its Subsidiaries to its customers, in each case arising outside of the ordinary course of business of the Borrower and its Subsidiaries as existing on the date hereof.
     “Voting Percentage” means, as to any Lender, (a) at any time prior to the Maturity Date, such Lender’s Pro Rata Share and (b) at any time after the Maturity Date, the percentage (carried out to the ninth decimal place) obtained by dividing (i) the outstanding amount of such Lender’s Revolving Loans by (ii) the Outstanding Amount of all Revolving Loans; provided, however, that if any Lender has failed to fund any portion of the Revolving Loans required to be funded by it hereunder, such Lender’s Voting Percentage shall be deemed to be -0-, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Required Lenders” without regard to such Lender’s Commitment or the outstanding amount of its Revolving Loans.
     1.02 Other Interpretive Provisions. With reference to this Agreement and any other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

     (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such references appear.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in electronic or physical form.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any Subsidiary of the Borrower at “fair value”, as defined therein.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law; (c) references to any Person shall be construed to include such Person’s successors and permitted assigns; (d) references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement; and (e) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans to the Borrower in Dollars from time to time (each such loan, a “Revolving Loan”) during the period from the Closing Date to the Maturity Date in an aggregate principal amount not to exceed at any time outstanding such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (a) such Lender’s Revolving Credit Exposure shall not exceed its Commitment and (b) the aggregate amount of all Revolving Credit Exposure shall not exceed the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow under this Section 2.01, prepay under Section 2.04 and reborrow under this Section 2.01. Revolving Loans in Dollars may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Revolving Loans.
     (a) Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Revolving Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (x) 11:00 a.m., New York time, three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, or (y) 11:00 a.m., New York time, on the requested date of each Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, an aggregate principal amount equal to the remaining balance of the available applicable Commitments). Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, an aggregate amount equal to the remaining balance of the available Commitments).
     (b) Each Revolving Loan Notice (whether telephonic or written) shall specify
     (i) whether the Borrower is requesting a new Borrowing, a conversion of existing Revolving Loans from one Type to the other, or the continuation of Eurodollar Rate Loans for an additional Interest Period;
     (ii) [intentionally omitted];
     (iii) the principal of the Revolving Loans to be borrowed, converted or continued;

     (iv) the Type of Revolving Loans to be borrowed or as to which existing Revolving Loans are to be converted, and if applicable the Revolving Loan from which the requested Revolving Loan will be converted or continued;
     (v) the requested date of such Borrowing, conversion or continuation, which shall be a Business Day;
     (vi) if the Borrower is requesting a new Borrowing, the location and number of the bank account of the Borrower to which funds are to be disbursed;
     (vii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing; and
     (viii) in the case of a Eurodollar Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (c) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m., New York time, on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall, by no later than 3:00 p.m., New York time, make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of SunTrust Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.
     (d) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, at the election of the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans and any or all of the then outstanding Eurodollar Rate Loans shall be converted to Base Rate Loans at the end of the respective Interest Periods related to such Loans.
     (e) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in

SunTrust Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (f) After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than twelve Interest Periods in effect with respect to Eurodollar Rate Loans.
     2.03 Reserved.
     2.04 Prepayments.
     (a) The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent (A) not later than 11:00 a.m., New York time, three Business Days prior to any date of prepayment of any Eurodollar Rate Loans, and (B) not later than 9:00 a.m., New York time, on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, in the case of (ii) and (iii) if a lesser amount, the entire amount of the Loans in such Borrowing. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the applicable Lenders in accordance with their respective Pro Rata Shares.
     (b) If at any time the Revolving Credit Exposure exceeds the Aggregate Commitments then in effect, the Borrower shall immediately repay its respective Revolving Loans in an aggregate amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Article III.
     2.05 Optional Reduction or Termination of Commitments. The Borrower may, at any time or from time to time upon notice to the Administrative Agent, terminate the Commitments, or permanently reduce the Commitments to an amount not less than the Revolving Credit Exposure; provided that (a) the Borrower shall not be obligated to pay any amount as a penalty in connection with any such reduction or termination of the Commitments, except as required by Section 3.05 due to any repayment of Loans arising from such reduction or termination, (b) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York time, three Business Days prior to the date of termination or reduction, and (c) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Commitments. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination. The Commitment of a Lender may also be terminated under the provisions of Section 10.15.

     2.06 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all of its Revolving Loans then outstanding.
     2.07 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.
     (b) Automatically, if any Event of Default exists under clause (a) of Article VIII or after acceleration, and for all other Events of Default at the option of the Required Lenders, the Borrower shall pay interest on the principal amount of all of its outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.08 Fees.
     (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share of all Commitments, an unused commitment fee, which shall accrue at the Applicable Rate for Commitment Fee multiplied by the actual daily amount of the unused Commitment of such Lender during the period from the Closing Date to the Maturity Date. For purposes of computing commitment fees with respect to the Commitments, the Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans of such Lender. Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on December 31, 2010 and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met (and if later, the date the Loans shall be repaid in their entirety).
     (b) Fee Letter. The Borrower shall pay in Dollars to SunTrust Bank and SunTrust Robinson Humphrey, Inc. the fees set forth in the Fee Letter, for their own account in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.
     (c) Lenders’ Upfront Fee. On the Closing Date, the Borrower shall pay in Dollars to the Administrative Agent, for the account of the Lenders, the upfront fees previously agreed upon by the Borrower, the Lenders and the Administrative Agent. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

     2.09 Computation of Interest and Fees. Interest on Base Rate Loans and commitment fees shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all other types of fees shall be calculated on the basis of a year of 360 days, except where market practice is on the basis of a year of 365 days (or 366 days in a leap year), payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.
     2.10 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Revolving Credit Exposure. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control.
     (b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note for the Commitment of such Lender payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     2.11 Payments Generally.
     (a) All payments to be made by the Borrower shall be made in Dollars without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to the Administrative Agent’s fees and reimbursable expenses (including Attorney Costs and amounts payable under Article III) then due and payable pursuant to any of the Loan Documents; (ii) second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; (iii) third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and (iv) fourth, to the payment of principal of the Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
     (d) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower, or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the greater of the Federal Funds Rate at time to time in effect or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, until the second Business Day after such demand and thereafter at the greater of the Base Rate or a rate determined by the Administrative Agent. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan, included in the applicable Borrowing. If such Lender does not pay such amount within two Business Days after the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.
     (e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

     (f) The obligations of the Lenders hereunder to make Revolving Loans are several and not joint. The failure of any Lender to make any Revolving Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or purchase its participation.
     (g) Subject to Section 3.09, nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of any Revolving Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Any and all payments made by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto incurred in connection with, or as a direct or indirect result of, any Borrowing or payment on a Borrowing, or other payments made pursuant to this Agreement, excluding the Excluded Taxes (all such taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities, other than the Excluded Taxes, being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Administrative

Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.
     (b) In addition, the Borrower shall pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document with respect to an Obligation of the Borrower or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income, and all available tax credits) such Lender would have received if such Taxes or Other Taxes had not been imposed.
     (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and such Lender and attributable to the Borrower, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. In the event that such Taxes or Other Taxes referred to in clause (iii) shall exceed $100,000, the Lender subject to such Taxes or Other Taxes shall (x) notify the Borrower of such imposition or assertion and (y) the Borrower, solely at its own expense, may cause such Lender to contest the imposition or assertion of such Taxes or Other Taxes as to which there exists no reasonable basis. The Borrower shall fully indemnify such Lender for all costs (including any liabilities, penalties, interest and expenses) incurred by such Lender in connection with any such contest to the extent necessary to preserve such Lender’s after-tax yield. Nothing contained in this subsection (d) (A) obligates the Administrative Agent or any Lender (or any of their respective Affiliates) to disclose to the Borrower any of its tax records or materials relating thereto, (B) shall interfere with the right of the Administrative Agent or any Lender (or any of their respective Affiliates) to arrange its taxation and financial affairs in whatever manner it deems appropriate, or (C) obligates the Administrative Agent or any Lender (or any of their respective Affiliates) to claim relief from taxation on its corporate profits or, subject to clause (y) above, to claim any credits, deductions or other relief otherwise available to it with respect to its tax affairs. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose). Unless a Foreign Lender complies with the provisions of this Section 3.01(e) (including the immediately preceding sentence), the Borrower shall not be required to make any payment to a Foreign Lender.
     3.02 Illegality. If the introduction, interpretation or administration of any Law shall, after the date hereof, make it unlawful, or if any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or if any such circumstance materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue affected Eurodollar Rate Loans or to convert Base Rate Loans to affected Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans in Dollars, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
     3.03 Inability to Determine Rates. If the Administrative Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (c) the Eurodollar Rate for such

Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly, but in any event not later than the first day of the Interest Period related to such Loan (or the conversion or continuation thereof, as the case may be), notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Revolving Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Cost and Reduced Return; Capital Adequacy Reserves on Eurodollar Rate Loans.
     (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law (by a Governmental Authority), or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
     (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction with respect to its Obligations.
     (c) The Borrower shall pay to each Lender, as long as such Lender shall be required pursuant to regulations issued by the Board (or any Governmental Authority of the United States succeeding to any of its principal functions) to maintain reserves (including, without limitation, any emergency, supplemental, special or other marginal reserves) with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities” under Regulation D of the Board), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, but excluding any such costs arising from changes in the Eurodollar Reserve Rate), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.
     3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual cost or expense incurred by it in connection with the Borrower’s Loans as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.15;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained as well as foreign exchange losses, based on customary funding and foreign exchange hedging arrangements. Notwithstanding the foregoing, the Borrower shall not have any obligation to pay any Lender any amount arising under subsection (a) to the extent that such amount exceeds the amount, if any, by which (i) the present value of the additional interest which would have been payable to such Lender if the applicable Loan had not been prematurely continued, converted, paid or prepaid exceeds (ii) the present value of the interest which would have been receivable by such Lender as a result of placing the amount so received by such Lender as a consequence of the continuation, conversion, payment or prepayment of such Loan on deposit in the applicable offshore Dollar interbank market for a term equal to the number of days remaining in the Interest Period related to such Loan. For purposes of calculating the present value of any interest payments referred in the immediately preceding sentence, such interest payments shall be discounted at a rate equal to the sum of (x) the Eurodollar Rate in effect on the date two Business Days prior to the date the Borrower continues, converts, pays or prepays any Loan in the manner described in subsection (a), and (y) the Applicable Rate for Eurodollar Rate Loans. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. The foregoing indemnity shall not apply to any special, incidental or consequential damages.
     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Matters Applicable to all Requests for Compensation.
     (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the basis for computing the additional amount or amounts to be paid to it hereunder shall be provided to the Borrower and shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
     (b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04 the Borrower may remove or replace such Lender in accordance with Section 10.15.
     3.07 Reserved.

     3.08 Survival. All of the Borrower’s obligations (and each Lenders’ and the Administrative Agent’s obligation of notice) under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.
     3.09 Change in Lending Office; Limitation on Increased Costs.
     (a) Each Lender agrees that it will use reasonable efforts to designate an alternate lending office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.01, 3.02, or 3.04 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion; provided that nothing in this Section 3.09 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in such Sections.
     (b) Notwithstanding Section 3.04 or Section 3.06, the Borrower shall only be obligated to compensate the Lenders for amounts arising under Section 3.04 or Section 3.06 to the extent such amounts arose during (i) any time or period commencing not more than 6 months prior to the date on which such Lender notifies the Administrative Agent and the Borrower that such Lender proposes to demand compensation under Section 3.04 or Section 3.06 and (ii) any time or period during which, because of the unannounced retroactive application of any statute, regulation or other basis, such Lender could not have known that such amount might arise or accrue.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder, and the right of the Borrower to request the making of the initial Revolving Loan are subject to satisfaction of the following conditions precedent:
     (a) Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters or items specified in clause (iii) below with respect to which the Borrower has given assurances satisfactory to the Administrative Agent that such items shall be delivered promptly following the Closing Date)), the Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower (where applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:
     (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of the Secretary or Assistant Secretary of the Borrower as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;
     (iii) such evidence as the Administrative Agent may reasonably require to verify that the Borrower is duly incorporated, validly existing, in good standing and qualified to engage in business in each jurisdiction (A) in which it is incorporated or has any headquarter function, or

(B) in which it has a substantial operating facility; including certified copies of the Borrower’s Organization Documents and certificates of good standing and qualification to engage in business;
     (iv) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect; and (C) the current Senior Debt Ratings;
     (v) an affirmative opinion of counsel to the Borrower addressing such matters as are set forth in Exhibit D hereto;
     (vi) a duly executed Revolving Loan Notice for any Credit Extension to be made on the Closing Date;
     (vii) a duly executed funds disbursement agreement, if applicable;
     (viii) certified copies of any consents, approvals, authorizations, registrations or filings required to be made or obtained by the Borrower in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding the Loan Documents or the transactions contemplated thereby shall be ongoing; and
     (ix) such other assurances, certificates, documents or consents as the Administrative Agent or the Required Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date in connection herewith shall have been paid.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimates of Attorney Costs incurred or to be incurred by each of them through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     Without limiting the generality of the provisions of Section 4.01, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Revolving Loan Notice (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Revolving Loans as the same Type) is subject to the following conditions precedent:

     (a) The representations and warranties of the Borrower contained in Article V (but excluding the representation set forth in Section 5.05(b)) or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
     (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.
     (c) The Administrative Agent shall have received a Revolving Loan Notice in accordance with the requirements hereof.
     Each Revolving Loan Notice (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Revolving Loans as the same Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification. The Borrower is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and the Borrower is in good standing under the Laws of the State of Florida.
     5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) the Borrower’s Organization Documents, (b) any applicable Laws or (c) any material contractual restriction binding on or affecting the Borrower.
     5.03 Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by the Borrower of any Loan Document.
     5.04 Binding Effect. This Agreement is, and each other Loan Document when delivered hereunder will be, the valid and binding obligation of the Borrower enforceable against it in accordance with its respective terms except that such enforcement may be limited by applicable Debtor Relief Laws.
     5.05 Financial Statements; No Material Adverse Change.
     (a) The Audited Financial Statements, copies of which have been furnished to the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of July 2, 2010 and the results of the operations of the Borrower and its Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP consistently applied.
     (b) Since the date of the Audited Financial Statements, there has been no change in such conditions or operations that could reasonably be expected to have a Material Adverse Effect.
     5.06 Litigation. Except as set forth on Schedule 5.06, on the date of this Agreement there is no pending or, to the Borrower’s knowledge, threatened action, investigation or proceeding affecting the

Borrower or any Restricted Subsidiaries before any court, Governmental Authority or arbitrator which if adversely determined could reasonably be expected to have a Material Adverse Effect.
     5.07 ERISA Compliance. No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has, during this five-year period, complied in all material respects with the applicable provisions of ERISA and the Code. There is no outstanding Lien under ERISA or the Code with respect to any Single Employer Plan. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund the Plan as determined by the Plan’s actuary) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan with respect to which there is an outstanding liability, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvency. Notwithstanding the foregoing, none of the events, acts or failures to act described in this Section 5.07 shall be deemed to result in a breach of a representation or warranty unless it could reasonably be expected to have a Material Adverse Effect.
     5.08 Real Property. To the Borrower’s knowledge, each of the representations and warranties set forth in paragraphs (a) through (e) of this Section 5.08 is true and correct with respect to each parcel or real property owned or operated by the Borrower and the Restricted Subsidiaries (the “Properties”), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect.
     (a) The Properties do not contain, and have not previously contained, in, on, or under such Properties, including without limitation, the soil and groundwater thereunder, any Hazardous Materials in concentrations which violate Environmental Laws.
     (b) The Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which could interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof.
     (c) Neither the Borrower nor any of the Restricted Subsidiaries has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Properties, nor is the Borrower aware that any Governmental Authority is contemplating delivery to the Borrower or any of the Restricted Subsidiaries of any such notice.
     (d) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties, nor have any Hazardous Materials been transferred from the Properties to any other location, in either case, in a manner that violates any Environmental Law.
     (e) There are no governmental, administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which the Borrower or any of the Restricted Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, outstanding under any Environmental Law with respect to any of the Properties.

     5.09 Margin Regulations; Investment Company Act.
     (a) The Borrower is not generally engaged in the business of extending credit or in the business of purchasing or carrying Margin Stock, and the Borrowings hereunder will not be used for the purpose of carrying Margin Stock in a manner which (i) would violate or result in a violation of Regulations T, U or X issued by the Board, or (ii) would constitute a Hostile Acquisition involving Margin Stock.
     (b) None of the Borrower, any Person controlling the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.10 Outstanding Loans. The aggregate outstanding Revolving Credit Exposure does not exceed the Aggregate Commitments.
     5.11 Taxes. The Borrower and the Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those the failure to so file or pay would not in the aggregate have a Material Adverse Effect or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and (b) those required, levied or imposed by foreign governments if, in the opinion of the chief executive officer of the Borrower, the filing or payment thereof shall no longer be advantageous to the Borrower or the Restricted Subsidiaries in the conduct of their business and the failure to so file or pay would not in the aggregate have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.
     5.12 Intellectual Property; License, Etc. Each of the Borrower and the Restricted Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property necessary to its business, and, except as set forth on Schedule 5.06, the use thereof by the Borrower and the Restricted Subsidiaries does not infringe on the rights of any other Person, except in each case where a failure to have such rights or such infringement would not have a Material Adverse Effect.
     5.13 Disclosure. No statement, information, report, representation, or warranty made by the Borrower in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with any Loan Document when made contains any untrue statement of material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. This representation does not apply to estimates or projections of future performance, which the Borrower represents were or will be prepared in good faith based upon assumptions believed to be reasonable at the time of preparation.
     5.14 Solvency. Immediately following the making of each Borrowing and after giving effect to the application of the proceeds of such Borrowing, the Borrower will be Solvent.
     5.15 Patriot Act. The Borrower and the Restricted Subsidiaries are in compliance with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Title III of the Uniting and Strengthening America

by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001 (Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), except to the extent any such non-compliance or violation would not reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended.
     5.16 OFAC. Neither the Borrower nor any of the Restricted Subsidiaries (a) is a person whose property or interest in property is blocked or currently subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) knowingly engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise knowingly associated with any such person in any manner violative of Section 2, or (c) is currently a person on the list of Specially Designated Nationals and Blocked Persons or is currently subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order. For purposes hereof, “knowingly” is based upon the knowledge of a Responsible Officer.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall, unless the Required Lenders shall otherwise consent in writing:
     6.01 Reporting Requirements.
     Deliver to the Administrative Agent (with sufficient copies for distribution to each Lender):
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of Ernst & Young LLP, Deloitte & Touche USA LLP, PricewaterhouseCoopers LLP, KPMG LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any going concern qualification;
     (b) as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income for such fiscal quarter and cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter or portion of the Borrower’s fiscal year then ended of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

     (c) promptly after the sending or filing thereof, copies of all material reports which the Borrower sends to its stockholders generally, and copies of all reports and registration statements which the Borrower or any Restricted Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided that the Borrower shall not be required to furnish copies of registration statements filed on Form S-8, Form 144 or Forms 3, 4 or 5, or exhibits to the reports and registration statements referred to in this subsection (c);
     (d) promptly subsequent to the rendering thereof and, upon a Responsible Officer becoming aware thereof, notice of the rendering against the Borrower or any Restricted Subsidiary of any final judgment or order for the payment of money in excess of the Threshold Amount (or its equivalent in another applicable currency), together with a description in reasonable detail of the relevant circumstances and the action which the Borrower proposes to take in response thereto;
     (e) promptly, notice of any Event of Default or any Default hereunder, together with a description in reasonable detail of the relevant circumstances and the action which the Borrower proposes to take in response thereto;
     (f) promptly, notice of the occurrence of any ERISA Event that has resulted in or could reasonably be expected to result in a Material Adverse Effect; together with a description in reasonable detail of the relevant circumstances and the action which the Borrower proposes to take in response thereto;
     (g) promptly, of any announcement by Moody’s or S&P of any downgrade or possible downgrade in a Senior Debt Rating; and
     (h) such other information respecting the conditions or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender, through the Administrative Agent, may from time to time reasonably request and subject to restrictions imposed by applicable security clearance regulations, provided, however, that the Borrower shall only be required to use its commercially reasonable efforts with respect to requests for information regarding Unrestricted Subsidiaries.
     Reports required to be delivered pursuant to Sections 6.01(a), (b) or (c) shall be deemed to have been delivered on the date on which the Borrower posts such reports on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that (x) the Borrower shall deliver paper copies of such reports to the Administrative Agent upon request or to any Lender who requests the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (y) the Borrower shall, on or before the required delivery date, notify by facsimile or electronic mail (unless requested by such Person to provide paper copies of any such notice) the Administrative Agent and each Lender of the posting of any such reports. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.
     6.02 Corporate Existence. Maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain its qualification as a foreign corporation and good standing in all jurisdictions where the failure to so qualify would have a Material Adverse Effect.
     6.03 Compliance with Laws, Etc. Comply, and cause each of the Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders where the failure to so comply would have a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent otherwise permitted by Section 6.08.
     6.04 Certificates. Furnish to the Administrative Agent (in sufficient copies for distribution to each Lender), promptly following the filing of the financial statements referred to in Section 6.01(a) and (b), but in no case later than the deadlines set for the delivery of the applicable financial statements in those subsections, a Compliance Certificate signed by a Responsible Officer (a) stating that, to such Responsible Officer’s knowledge, the Borrower during such period has in all material respects observed or performed all of its covenants and other agreements and satisfied every condition contained in this Agreement and in each other Loan Document to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Event of Default except as specified in such certificate, and (b) showing in reasonable detail the calculation supporting such statement in respect of Sections 7.01(p), 7.03 and 7.06.
     6.05 Covenant to Secure Notes Equally. Without affecting the obligations of the Borrower under Section 7.01, if the Borrower or any Restricted Subsidiary shall create, assume, incur or suffer to exist any Lien upon any of its respective property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless written consent to the creation or assumption thereof shall have been obtained from the Required Lenders pursuant to Section 10.01), then the Borrower shall make or cause to be made effective provisions whereby the Obligations shall be secured by such Lien equally and ratably with any and all other Debt or other obligations thereby secured, and such security shall be created and conveyed by documentation satisfactory in scope, form and substance to the Administrative Agent and shall continue in full force and effect until the same is released by the Lenders, for as long as the Debt or other obligations are secured thereby and in any case the Obligations shall have the benefit, to the full extent that the holders may be entitled thereto under applicable law, of an equitable lien on such property or assets equally and ratably securing the Obligations.
     6.06 Maintenance of Properties. Maintain all of its property in good repair, working order and condition, reasonable wear and tear excepted, and from time to time to make all proper repairs, renewals or replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times, and cause the Restricted Subsidiaries to do so, except where the failure to maintain, make such repairs, renewals, replacements, betterments or improvements would not, in the aggregate, have a Material Adverse Effect and for asset dispositions, transfers or sales not prohibited by Section 7.02.
     6.07 Maintenance of Insurance. Keep, and cause each of the Restricted Subsidiaries to keep, all of its insurable properties insured against loss or damage by theft, fire, smoke, sprinklers, riot and explosion, such insurance to be in such form, in such amount and against such other risks and hazards as are customarily maintained (including risk retention) by other Persons operating similar businesses and having similar properties in the same general areas in which the Borrower and the Restricted Subsidiaries own property.
     6.08 Taxes and Other Claims. Pay and discharge, and cause each of the Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all tax liabilities, assessments and governmental charges or levies imposed upon it or its properties or assets, and (b) all known lawful claims which, if unpaid, might by law become a Lien upon its property; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay or discharge (x) any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and for which adequate reserves have been provided in accordance with GAAP or (y) any such taxes or assessments levied by foreign governments if, in the opinion of the chief executive officer of the

Borrower, payment thereof shall no longer be advantageous to the Borrower or such Restricted Subsidiary in the conduct of its business and the failure to so pay would not in the aggregate have a Material Adverse Effect.
     6.09 Environmental Laws.
     (a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with all Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registration or permits required by Environmental Laws, and cause each of the Restricted Subsidiaries to do so, except to the extent that failure to do so would not be reasonably expected to have a Material Adverse Effect;
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, and cause each of the Restricted Subsidiaries to do so except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings or the failure to so comply would not be reasonably expected to have a Material Adverse Effect; and
     (c) Defend, indemnify and hold harmless the Administrative Agent and each Lender, and their respective employees, agents, officers and directors, from and against any actual and direct claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by the Borrower or any of the Restricted Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor; provided that the indemnification provided for by this paragraph shall survive the repayment of the Obligations and the termination of the Commitments for a period of five years.
     6.10 Books and Records. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, containing complete and accurate entries in all material respects of all their respective financial and business transactions.
     6.11 Compliance with ERISA. Do, and cause each of its Commonly Controlled Entities to do, each of the following: (a) maintain each Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Single Employer Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code; except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     6.12 Visitation, Inspection, Etc. Permit and cause each of its Material Subsidiaries to permit (a) any representative of the Administrative Agent or the Required Lenders at the expense of the Administrative Agent or such Lenders, as the case may be unless an Event of Default has occurred and is continuing, to visit and inspect its properties, to examine its financial books and records and to make copies and take extracts therefrom all at such reasonable times and as often as the Administrative Agent or the Required Lenders may reasonably request after reasonable prior notice to the Borrower, and (b) permit any representative of the Administrative Agent or any Lender to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required. Notwithstanding anything to the contrary contained in this Section 6.12, the right of visitation and inspection shall be subject to reasonable limitations for security related precautions and subject to the confidentiality provisions contained in Section 10.08.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall not, without the written consent of the Required Lenders:
     7.01 Liens. Create, assume, incur or suffer to exist, or allow any Restricted Subsidiary to create, assume, incur or suffer to exist, except by a Restricted Subsidiary in favor of the Borrower or another wholly-owned Restricted Subsidiary, any Lien on any of its property or assets or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether now owned or hereafter acquired, or assigned, except:
     (a) Liens on cash collateral securing letters of credit reimbursement obligations arising under the 2008 Revolving Credit Agreement to the extent such collateral is required to be posted pursuant to the terms of the 2008 Revolving Credit Agreement as in effect on the date hereof;
     (b) Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
     (c) Liens in respect of property or assets of the Borrower or any Restricted Subsidiary imposed by Law, which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operations of the business of the Borrower or any Restricted Subsidiary or (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
     (d) Liens existing prior to the time of acquisition (other than Liens created, assumed or incurred in anticipation of acquisition) upon any property acquired by the Borrower or any Restricted Subsidiary through purchase, merger or consolidation or otherwise, if the payment of the indebtedness secured thereby or interest thereon will not become, by assumption or otherwise, a personal obligation of the Borrower or a Restricted Subsidiary (other than a Person that becomes a Restricted Subsidiary as a result of such acquisition);
     (e) any Lien placed upon property hereafter acquired by the Borrower or any Restricted Subsidiary or placed upon any equipment, land, buildings, or other properties purchased or constructed which secures Debt incurred for its purchase or construction; provided that (i) such Lien shall cover only hereafter acquired property or property on which construction occurs, and (ii) any such Lien shall be created within six months of the acquisition of, or completion of construction on, such property; and provided, further, that the amount of Debt secured by any such Lien shall not exceed 100% of the lesser of the fair market value at the time of acquisition or the cost of the encumbered property, equipment, land or building, or construction costs, as the case may be;

     (f) Liens (other than any Lien imposed pursuant to Sections 303 or 4068 of ERISA or Section 430 of the Code) arising by reason of deposits with, or the giving of any form of security to, any Governmental Authority or any body created or approved by Law, which is required by Law as a condition to the transaction of any business, or the exercise of any privilege or license, or to enable the Borrower or a Restricted Subsidiary to maintain self-insurance or to participate in any arrangements established by Law to cover any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters;
     (g) judgment liens securing judgments, none of which individually exceed the Threshold Amount, so long as the finality of any such judgment is being contested in good faith and execution thereon is stayed and adequate reserves have been established in accordance with GAAP;
     (h) easements or similar encumbrances, the existence of which does not materially impair the use or value of the property subject thereto for the purposes for which it is held or was acquired;
     (i) lessors’ and landlords’ Liens on fixtures and movable property (other than computer equipment) located on premises leased in the ordinary course of business, so long as the rent secured by said fixtures and movable property is not in default, and any deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (j) Liens consisting of leases (whether “true” leases or capitalized leases) of computer or other office equipment entered into in the ordinary course of business;
     (k) Liens, pledges or deposits made in connection with Government Contracts insofar as such Liens, pledges or deposits relate to property manufactured, installed, constructed, acquired or to be supplied by, or property furnished to, the Borrower or a Restricted Subsidiary pursuant to, or to enable the performance of, such Government Contracts, or property the manufacture, installation, construction or acquisition of which any Governmental Authority thereof finances or guarantees the financing of, pursuant to, or to enable the performance of, such Government Contracts; or deposits or Liens, made pursuant to such Government Contracts, of or upon moneys advanced or paid pursuant to, or in accordance with the provisions of, such Government Contracts, or of or upon any materials or supplies acquired for the purposes of the performance of such Government Contracts; or the assignment or pledge to any Person, to the extent permitted by Law, of the right, title and interest of the Borrower or a Restricted Subsidiary in and to any Government Contract, or in and to any payments due or to become due thereunder, to secure indebtedness incurred and owing to such Person for funds or other property supplied, constructed or installed for or in connection with the performance by the Borrower or such Restricted Subsidiary of its obligations under such Government Contract;
     (l) any mortgage or other Lien in favor of the United States of America or any State thereof, or political subdivision of the United States of America or any State thereof, or any department, agency or instrumentality of the United States of America or any State thereof, or any such political subdivision, to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of all or any part of the property subject to such mortgage or other Lien; provided, that (i) any such Lien shall cover only such acquired property or property on which construction of improvements occurs, and (ii) any such Lien shall be created within six months of the acquisition of or construction or improvement on such property; and provided, further, that (x) the amount of Debt secured by any such Lien shall not exceed 100% of the lesser of the fair market value at the time of acquisition or construction or the cost of the encumbered property, equipment, land or building, as the case may be and (y) the aggregate amount of all Debt and other indebtedness secured by all such Liens shall not exceed $75,000,000 at any time during the term of this Agreement;

     (m) any Lien securing Debt of a Restricted Subsidiary (i) existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Restricted Subsidiary or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary; provided, that any such Lien referred to in clauses (i), (ii) and (iii) was not created in the contemplation of any of the foregoing, and any such Lien secures only those obligations which it secures on the date that such Person becomes a Restricted Subsidiary or the date of such merger or the date of such acquisition;
     (n) any Lien created in connection with the refinancing, renewal or extension of any obligations, Debt or claims secured by a Lien of the type described in subsections (d), (e), (f), (g), (l) and (m) above which is limited to the same property; provided that the aggregate amount of the Debt or claims secured by such refinancing, renewal or extension Lien does not exceed the aggregate amount thereof secured by the Lien so refinanced, renewed or extended and outstanding at the time of such refinancing, renewal or extension;
     (o) Liens on accounts receivable, notes, chattel paper and related property subject to a Securitization, provided that the applicable amount of any and all such Securitizations at any time outstanding, shall not at any time exceed the amount of $300,000,000 less any Vendor Finance Investments (other than any Vendor Finance Investments to the extent covered by independent third-party credit insurance as to which the insurer does not dispute coverage) then maintained by the Borrower or the Restricted Subsidiaries; and
     (p) any Liens other than Liens set forth in subsections (a) through (o) or Liens incurred in connection with a Securitization, provided that the sum of (i) the aggregate amount of Debt and other indebtedness secured by all such Liens permitted under this subsection (p), (ii) the aggregate monetary obligations in respect of transactions permitted pursuant to the proviso of Section 7.03 and (iii) the applicable amount of all Securitizations of the Borrower and the Restricted Subsidiaries, shall not at any time exceed 25% of Total Capital.
     7.02 Merger, Consolidation and Sale of Assets.
     (a) Merge or consolidate with or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any of its Material Subsidiaries (or any group of the Restricted Subsidiaries which taken as a whole would constitute a Material Subsidiary) to do so, except that any such Restricted Subsidiary may merge into or consolidate with or transfer assets to the Borrower or any other such Restricted Subsidiary and the Borrower may merge with any other Person provided in each case that, immediately thereafter and giving effect thereto, no event shall have occurred and be continuing which constitutes a Default or an Event of Default and, in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving corporation.
     (b) Sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of any line of business or other division of the Borrower or any Restricted Subsidiary, including through a spin-off, reverse spin-off, split-off or similar transaction (each, a “Divestiture”), except that the Borrower or any Restricted Subsidiary may undertake any such Divestiture (i) to the Borrower or to any wholly-owned Restricted Subsidiary, as applicable, provided that, after the consummation of any such Divestiture, the Borrower shall not distribute any dividend to the shareholders of the Borrower payable in capital stock of such Restricted Subsidiary or any successor or assignee Restricted Subsidiary to which such assets have subsequently been transferred except in compliance with Section 7.02(b)(ii), (ii) to the extent that, after giving effect to any such Divestiture, (A) the aggregate book value of all assets that have been transferred in connection with any and all other

Divestitures pursuant to this clause (ii) after the Closing Date does not exceed as of the date of any such Divestiture 40% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter or fiscal year for which a Compliance Certificate has been delivered pursuant to Section 6.04 and (B) the Consolidated EBIT attributable to the stock or assets sold in all Divestitures pursuant to this clause (ii) after the Closing Date, measured for the last trailing four fiscal quarter period prior to consummation of each such Divestiture, does not exceed 20% of the Consolidated EBIT for the most recently ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.04.
     7.03 Sale and Leaseback. Enter into any arrangement for a term exceeding five years with any investor or to which such investor is a party providing for the leasing by the Borrower or any Material Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or any Material Subsidiary to such investor or to any Person to whom funds have been or are to be advanced by such investor on the security of such property or rental obligations of the Borrower or any Material Subsidiary; provided that the Borrower or any Material Subsidiary may enter into any such arrangement if the sum of (a) the aggregate monetary obligations in respect of all such transactions, including the proposed sale-leaseback transaction, plus (b) the aggregate amount of Debt secured by any Liens permitted by Section 7.01(p), plus (c) the applicable amount of all Securitizations of the Borrower and all of the Restricted Subsidiaries, shall not exceed 25% of Total Capital.
     7.04 Certain Investments. Make or maintain any Vendor Finance Investments (other than Vendor Finance Investments to the extent covered by independent third-party credit insurance as to which the insurer does not dispute coverage) that exceed in the aggregate, together with all other Vendor Finance Investments then outstanding $300,000,000 less the aggregate applicable amount of all Securitizations of the Borrower and the Restricted Subsidiaries at any time outstanding.
     7.05 Use of Proceeds. Use, or allow any Restricted Subsidiary to use, directly or indirectly, the proceeds of any Loan for purposes of undertaking or accomplishing a Hostile Acquisition, or for any purpose in contravention of applicable Laws.
     7.06 Financial Covenants.
     (a) Interest Coverage Ratio. Permit the ratio of Consolidated EBITDA to Consolidated Net Interest Expense to be less than 3.00:1.00. Compliance with this requirement shall be calculated on a rolling four-quarter basis, measured on the last day of each fiscal quarter commencing with the fiscal quarter ending closest to September 30, 2010.
     (b) Consolidated Total Indebtedness to Total Capital. Permit the ratio of Consolidated Total Indebtedness (excluding the Debt of its Unrestricted Subsidiaries) to Total Capital (excluding the Net Worth of Unrestricted Subsidiaries) to be greater than 0.60:1.00. Compliance with this requirement shall be required at all times and shall be reported for the last day of each fiscal quarter commencing with the fiscal quarter ending closest to September 30, 2010.
     7.07 Restrictive Agreements. Enter into, incur or permit to exist, or permit any Material Subsidiary to, enter into, incur or permit to exist, directly or indirectly, any agreement that prohibits, restricts or imposes any condition upon the ability of any Material Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to transfer any of its property or assets to the Borrower or any Restricted Subsidiary; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by Law or by this Agreement, any other Loan Document, the 2008 Revolving Credit Agreement, or any “Loan Documents” as defined in the 2008 Revolving Credit Agreement, and (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Material Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is not prohibited hereunder.
     7.08 Hedging Transactions. Enter into, or permit any of the Restricted Subsidiaries to enter into, any Hedging Arrangement, other than Hedging Arrangements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Arrangement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Arrangement under which the Borrower or any of the Restricted Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Debt or (ii) as a result of changes in the market value of any common stock or any Debt; but excluding any Hedging Arrangement tied to the market value of any common stock, equity security or any Debt if the Borrower holds an investment in such common stock, equity security or Debt at the time the Hedging Arrangement is executed) is not a Hedging Arrangement entered into in the ordinary course of business to hedge or mitigate risks.
     7.09 Unrestricted Subsidiary Investment. Make or maintain any investment in common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee or otherwise become liable with respect to any obligations of, or make or permit to exist any investment or any other interest in, any Unrestricted Subsidiary, other than up to $375,000,000 of investment in Unrestricted Subsidiaries after the Closing Date.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Non-Payment. The Borrower shall fail to pay (i) any amount of principal of any Loan when due; (ii) any interest on any Loan when due and such failure shall remain unremedied for five days; or (iii) within ten days after the same becomes due and the Borrower shall have received written notice thereof from the Administrative Agent or any Lender, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants.
     (i) The Borrower shall have failed to perform or observe any term, covenant or agreement contained in any of Sections 6.01(e), 6.02, 6.05, 7.02, 7.05 or 7.06; or
     (ii) The Borrower shall have failed to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a) or (b), 6.04, 7.01, 7.03, 7.04 or 7.09 and such failure continues for 30 days after a Responsible Officer of the Borrower becomes aware or, through the exercise of reasonable diligence, should have become aware of such failure; or
     (c) Other Defaults. The Borrower shall have failed to perform or observe any other covenant or agreement (not specified in subsection (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

     (d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
     (e) Payment of Debt. The Borrower or any of its Restricted Subsidiaries shall (i) fail to make any principal payment on account of any Debt (excluding the Obligations) or Hedging Arrangement of the Borrower or such Restricted Subsidiary (as the case may be) having an outstanding principal amount (or notional amount in the case of a Hedging Arrangement) individually or in the aggregate that exceeds $75,000,000 (including any interest or premium thereon), when due (whether at scheduled maturity, upon required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or Hedging Arrangement, or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt (but not including Hedging Arrangements) when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt that aggregates to more than $75,000,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment and other than as a consequence of the sale, pledge or other disposition by the Borrower of Margin Stock), prior to the stated maturity thereof; or
     (f) Insolvency Proceedings, Etc. (i) The Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period in excess of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) Judgments. A final judgment or order known to the Borrower for the payment of money in excess of $75,000,000, or its equivalent in another applicable currency (exclusive of the amount thereof covered by insurance, provided that the insurance carrier has acknowledged coverage), or any other final non-monetary judgment otherwise having a Material Adverse Effect, shall be rendered against the Borrower or any Restricted Subsidiary and not paid and either (i) enforcement proceedings shall have been commenced upon such judgment or order and such proceedings are not being contested in good faith or (ii) a stay of enforcement of such judgment or order or similar relief, by reason of a pending appeal or otherwise, shall not be in effect with respect to such judgment or order for any period of 30 consecutive days; provided that the circumstances described in clause (i) or (ii) above, as to such a judgment or order which is rendered by any foreign Governmental Authority in an amount not exceeding $100,000,000 and which has not been confirmed in any way by any Governmental Authority in the United States shall not give rise to any Event of Default under this subsection (g) if the Lenders shall have been furnished (promptly after the Borrower shall have knowledge of the commencement of any such proceedings or any such 30 day period and promptly upon obtaining knowledge of any material change in such circumstances) with a copy (certified by a Responsible Officer of the Borrower) of a resolution adopted by the board of directors or a committee of the board of directors of the Borrower to the effect that, having considered the advice of counsel, it has been determined to be in the best interests of the Borrower to permit such circumstances to exist and directing the appropriate officers of the Borrower to notify the Lenders of all material developments relating to such judgment or order (including any significant modification of such determination); or
     (h) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan for which a statutory or class exemption is not available or a private exemption therefore has not previously been obtained, (ii) any failure to satisfy the “minimum funding standard” (as defined in Section 302 of ERISA) with respect to any Single Employer Plan, whether or not any funding deficiency related thereto is waived, (iii) a Reportable Event shall occur with respect to any Single Employer Plan, or proceedings shall commence to have any Single Employer Plan terminated or to have a trustee appointed, or a trustee shall be appointed, to administer any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a “distress termination” (as defined in Section 4041(c) of ERISA), (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any tax, penalty or other liabilities in the aggregate in excess of $75,000,000; or
     (i) Invalidity of Loan Documents. Any provision of the Agreement or any material provision of any other Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (j) Change of Control. There occurs any Change of Control of the Borrower;
then, and in every such event (other than an event with respect to the Borrower or any Material Subsidiary described in subsection (f) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitment and obligation shall be terminated; (ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) above with respect to the Borrower or any Material Subsidiary, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
     9.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Affiliates.
     9.04 Reliance by Administrative Agent.
     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation (including any electronic message, posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all the Lenders if applicable and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders or all the Lenders if applicable otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.
     (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
     9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
     9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall have no duty or responsibility to provide any

Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its respective Affiliates which may come into the possession of any Agent-Related Person.
     9.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent in its capacity as such and each Agent-Related Person while acting for or on behalf of the Administrative Agent in such capacity (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata based on the applicable Pro Rata Shares (at the time the claim was asserted), and hold harmless the Administrative Agent in its capacity as such and each Agent-Related Person while acting for or on behalf of the Administrative Agent in such capacity from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to the Administrative Agent or any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, further, however, that no action taken in accordance with the directions of the Required Lenders or all the Lenders if applicable shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.
     9.08 Administrative Agent in its Individual Capacity. SunTrust Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though SunTrust Bank were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, SunTrust Bank or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or any such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, SunTrust Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include SunTrust Bank in its individual capacity.
     9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, the appointment of which successor administrative agent shall be subject to the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as

Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.03 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     9.10 Other Agents; Lead Managers. None of the Lenders identified on the facing page or signature pages of this Agreement as a “Book Manager” or “Lead Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Administrative Agent or any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     9.11 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
     9.12 Administrative Agent May File Proofs of Claim.
     (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or any Outstanding Amount shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Outstanding Amounts and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and
(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

     (b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04 and Section 10.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, do any of the following:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VIII);
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan or, or (subject to clause (ii) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders and the Borrower shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
     (d) change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;
     (e) change the Pro Rata Share or Voting Percentage of any Lender (except for any such change resulting from Section 3.06(b) or Section 10.15) or a Lender’s right to receive its Pro Rata Share of payments or proceeds under Sections 2.11 and 2.12;
     (f) amend this Section, or Section 2.12, or any provision herein providing for consent or other action by all the Lenders;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of the Loans required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Lender may not be increased (except for any such increase resulting from Section 3.06(b)) without the consent of such Lender. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
     10.02 Notices and Other Communications; Facsimile Copies; General. Unless otherwise expressly provided herein, all notices, requests, demands, consents and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02; or, in the case of the Borrower or the Administrative Agent, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower and the Administrative Agent. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
     (a) Effectiveness of Facsimile/PDF Documents and Signatures. The Loan Documents may be transmitted and/or signed by facsimile or by electronic mail in pdf form. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (b) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     (c) Electronic Communications. Notices and other communications to the Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless such Lender and the Administrative Agent have agreed to receive notices under such Article by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs incurred by the Administrative Agent, and (b) to pay or reimburse the Administrative Agent and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such non-duplicative costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The Borrower shall not be required to pay the fees and expenses of more than one counsel for the Administrative Agent or any Lender under clause (b) of this section unless the employment of separate counsel has been authorized by the Borrower (such authorization not to be unreasonably withheld or delayed). The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations.
     10.05 Indemnification by the Borrower.
     (a) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Lender and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the

“Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower, any of its Affiliates or any of its respective officers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed by the Borrower, any of its Affiliates or any other Person against any Indemnitee, arising out of or relating to, the Loan Documents, the Commitments or the use or contemplated use of the proceeds of any Credit Extension; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (i) or (ii) above; (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding; and (v) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification from the Borrower (i) for any claim caused by its own gross negligence, bad faith or willful misconduct, or that of any of its Affiliates, officers, employees, advisors, or agents, as determined by a court of competent jurisdiction by final nonappealable judgment, (ii) for any loss or Indemnified Liabilities asserted against it by another Indemnitee, or (iii) for any claim brought by the Borrower or any of its Subsidiaries against any Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, as determined by a court of competent jurisdiction by final nonappealable judgment. The agreements in this Section 10.05 shall survive the termination of the Commitments and repayment of all other Obligations. In no case shall the Borrower be required to indemnify an Indemnitee in respect of any indirect or special or consequential damages, except to the extent any such damages are paid or payable by an Indemnitee.
     (b) The Administrative Agent and each Lender agree that if any investigation, litigation, suit, action, or proceeding is asserted or threatened in writing or instituted against it or any other Indemnitee, or any remedial, removal or response action is requested of it or any other Indemnitee for which the Administrative Agent or any Lender may desire indemnity or defense hereunder, the Administrative Agent or such Lender shall, to the extent permitted or practicable, promptly notify the Borrower thereof in writing; provided that any failure on the part of the Administrative Agent or any Lender to provide such notice shall not be deemed a waiver of the rights of the Administrative Agent or any such Lender to seek indemnity from the Borrower in respect of any such investigation, litigation, suit, proceeding or action. The Borrower shall not be required to pay the fees and expenses of more than one counsel for the Indemnitees in respect of any single action, suit or proceeding unless the employment of separate counsel has been authorized by the Borrower (such authorization not to be unreasonably withheld or delayed, provided that such authorization shall be deemed to have been given during the existence of a Default or Event of Default), or unless any Indemnitee is advised by its counsel that there may be defenses available to it which are not available to the other Indemnitees or that there is a reasonable likelihood of a conflict between its interests and those of the other Indemnitees.
     10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     10.07 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000 in the case of any assignment of a Commitment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 10.04 and 10.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) of this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. Upon its receipt of a duly executed Assignment and Acceptance, the Administrative Agent shall notify the Borrower and the Lenders of the effective date thereof.
     (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities that are in the business of making and/or investing in commercial loans (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
     (e) A Participant shall not be entitled to receive any greater payment under this Agreement than the Lenders would have been entitled to receive under similar circumstances, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 3.01(e) and 3.09 as though it were a Lender.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Borrower shall be deemed to have given its consent ten Business Days after the date notice thereof has been delivered by the assigning Lender to the Borrower (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth Business Day.
     (h) As used herein, the following terms have the following meanings:
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Administrative

Agent, in the case of any assignment of a Revolving Loan and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), provided, however, that none of the Borrower, any Subsidiary of the Borrower, or any Affiliate of the Borrower or any Subsidiary of the Borrower shall be an Eligible Assignee.
     “Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) as is required in the good faith view of the Administrative Agent or the Lenders, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the prior written consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower or its representatives relating to the Borrower, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that no party hereto (nor any employee, representative or other agent of any party) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement or any other information to the extent that such disclosure would result in a violation of any federal or state securities laws; and provided, further, that, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.
     10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding payroll deposits and deposits held in a bona fide custodial or fiduciary capacity for Persons not Affiliates of the Borrower) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of a counterpart signature page via facsimile or electronic transmission (including by electronic mail in pdf form) shall be effective as delivery of a manually executed counterpart hereof.
     10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.
     10.14 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.15 Removal and Replacement of Lenders.
     (a) Under any circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender’s Commitment or (ii) replace such Lender by causing such Lender to assign its Commitment (without payment of any assignment fee) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. The Borrower shall (x) pay in full all principal, accrued interest, accrued fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.05), and (y) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender’s Commitment and outstanding Credit Extensions. The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and Pro Rata Shares resulting from any such removal or replacement.
     (b) In order to make all the Lenders’ interests in any outstanding Credit Extensions ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, the Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Revolving Loans of all Lenders, together with any amounts due under Section 3.05. The Borrower may then request Revolving Loans from the Lenders in accordance with their revised Pro Rata Shares. The Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.
     (c) This Section shall supersede any provision in Section 10.01 to the contrary.
     10.16 Governing Law.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND

BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE (WHICH IF NOT MADE BY PERSONAL SERVICE SHALL ALSO BE COPIED TO THE BORROWER AT ITS ADDRESS SET FORTH IN SCHEDULE 10.02.
     10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     10.18 Waiver of Right to Consequential Damages. Except as specifically permitted pursuant to Section 10.05, to the extent permitted by applicable Law, each party to this Agreement shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.
     10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     10.20 Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
     10.21 Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King

& Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. The Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 4.01, to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. All parties agree that closing of the transactions contemplated by this Agreement has occurred in New York.
     10.22 Reserved.
     10.23 Reserved.
     10.24 Reserved.
     10.25 Unrestricted Subsidiaries. After the Closing Date, the Borrower shall have the right to designate any Subsidiary from time to time as an “Unrestricted Subsidiary for purposes of this Agreement, within 30 days after the creation or acquisition of such Subsidiary, by giving written notice thereof to the Administrative Agent so long as no Default or Event of Default has occurred and is continuing or, after giving pro forma effect thereto, would result therefrom (including under Section 7.06). The Borrower may redesignate any Unrestricted Subsidiary as a Restricted Subsidiary so long as no Default or Event of Default has occurred and is continuing or would result therefrom; provided, that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HARRIS CORPORATION, as Borrower*
By:	/s/ Charles J. Greene
	Name:	Charles J. Greene
	Title:	Vice President, Tax and Treasurer

By:	/s/ Gary L. McArthur
	Name:	Gary L. McArthur
	Title:	Senior Vice President and Chief Financial Officer

*	The signatures of two authorized officers are required
[SIGNATURE PAGE TO 364 - DAY REVOLVING CREDIT AGREEMENT]

SUNTRUST BANK, as Administrative Agent and a Lender
By:	/s/ David Fournier
	Name:	David Fournier
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Antje B. Focke
	Name:	Antje B. Focke
	Title:	Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

MORGAN STANLEY BANK, as a Lender
By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory
[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender
By:	/s/ William S. Rowe
	Name:	William S. Rowe
	Title:	Senior Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Bruce Yodor
	Name:	Bruce Yodor
	Title:	V.P.
[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITIBANK, N.A., as a Lender
By:	/s/ Laura Neenan
	Name:	Laura Neenan
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE 2.01
COMMITMENTS

Lender	Commitment
SunTrust Bank	$50,000,000
JPMorgan Chase Bank, N.A.	$50,000,000
Morgan Stanley Bank	$50,000,000
Bank of America, N.A.	$50,000,000
HSBC Bank USA, National Association	$50,000,000
Citibank, N.A.	$50,000,000
Total	$300,000,000

SCHEDULE 5.06
LITIGATION
Rembrandt Technologies (“Rembrandt”)
     On December 1, 2006, Rembrandt filed suits against Fox, CBS, NBC, and ABC in the U.S. Federal District Court, Delaware alleging infringement of one patent (‘627) owned by Rembrandt (originally assigned to AT&T), and claiming damages resulting from the use of transmission equipment that complies with the North American digital TV transmission standard (ATSC). Rembrandt demanded a royalty of 0.5% of all the networks’ broadcast revenue. Subsequent to the filing of these suits, all four networks made claims for indemnity against Harris arising out of contracts for sale and purchase to the extent their liability arises out of the use of Harris digital television transmitters and/or receivers.
     Under the relevant terms and conditions of sale to the networks, Harris’ liability cap on the indemnity claims may potentially total $42 million plus the costs of defense, which is currently estimated at $3 million — $5 million through trial. A favorable Markman Ruling has been entered and Summary Judgment motions have been filed and briefed. We are awaiting the Court’s rulings. We believe there is a good chance the Summary Judgment motions of non-infringement will be granted, with such rulings being appealed to the CAFC.
     Part of the Harris defensive strategy includes the action initially brought by Harris which is described below.
     Harris filed an action against Rembrandt in the United States District Court, Middle District of Florida, Orlando Division on May 11, 2007 alleging breach of certain contractual and licensing obligations relating to the ‘627 patent. Harris is seeking a declaratory judgment that Rembrandt must grant Harris a license on “Fair Reasonable and Non-Discriminatory” or “FRAND” terms. If Harris prevails, the amount of the license is not material. Harris’ suit was dismissed and filed as a counterclaim in response to a claim filed by Rembrandt on September 27, 2008 in Delaware State Court seeking a declaratory judgment that it has no duty to grant Harris a license.
     On October 31, 2008, the Delaware State Court granted Harris’ Motion for Partial Summary Judgment entitling Harris to a FRAND license. Rembrandt filed a motion to vacate the ruling which was fully briefed and argued. On August 14, 2009, the Delaware Superior Court vacated Rembrandt’s Motion in favor of Harris. It is our position that this ruling will not have a material effect on the litigation since the case is still stayed pending the conclusion of the multi-district federal patent litigation. If necessary, a trial will ultimately determine the terms of the FRAND license.
     Neither of these matters, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
HSTX Securities Litigation

     Harris Stratex Networks, Inc. (now known as Aviat Networks, Inc.) (“HSTX”) and certain of its current and former officers and directors, including certain current Harris officers, were named as defendants in a federal securities class action complaint filed on September 15, 2008 in the United States District Court for the District of Delaware by plaintiff Norfolk County Retirement System on behalf of an alleged class of purchasers of HSTX securities from January 29, 2007 to July 30, 2008, including shareholders of Stratex Networks, Inc. (“Stratex”) who exchanged shares of Stratex for shares of HSTX as part of the combination between Stratex and our former Microwave Communications Division to form HSTX. Similar complaints were filed in the United States District Court for the District of Delaware on October 6, 2008 and October 30, 2008. The complaints were consolidated in a slightly expanded complaint filed on July 29, 2009 that, among other things, added Harris Corporation as a defendant. This action relates to public disclosures made by HSTX on January 30, 2007 and July 30, 2008, which included the restatement of HSTX’s financial statements for the first three fiscal quarters of its fiscal 2008 (the quarters ended March 28, 2008, December 28, 2007 and September 28, 2007) and for its fiscal years ended June 29, 2007, June 30, 2006 and July 1, 2005 due to accounting errors. The consolidated complaint alleged violations of Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended, and of Rule 10b-5 promulgated thereunder, as well as violations of Section 11 and Section 15 of the Securities Act of 1933, as amended, and sought, among other relief, determinations that the action is a proper class action, unspecified compensatory damages and reasonable attorneys’ fees and costs. We believe that the defendants have meritorious defenses to these actions and the defendants intend to defend the litigation vigorously.
Schedule 5.06

SCHEDULE 10.02
ADDRESSES FOR NOTICES
HARRIS CORPORATION
Harris Corporation
1025 West NASA Boulevard
Melbourne, FL 32919

Attention:	Charles J. Greene, Vice President, Tax and Treasurer
Telephone:	(321) 727-9268
Facsimile:	(321) 727-9648
Email:	cgreene@harris.com
Website:	www.harris.com
SUNTRUST BANK, as Administrative Agent
Administrative Agent—Lending and Administrative Notices
(for payments and Requests for Credit Extensions)
SunTrust Bank
303 Peachtree Street, 25th Floor
Atlanta, GA 30302

Attention:	Doug Weltz, Agency Services Manager
Facsimile:	(404) 221-2001

wire instructions:

Bank:	SunTrust Bank, Atlanta
Account No.:	9088001944
Ref.:	Harris Corporation
ABA#:	061 000 104
Attention:	Agency Services
with a copy to:
SunTrust Bank
303 Peachtree Street, N. E.
Atlanta, Georgia 30308
Attention: David Simpson
Facsimile: (404) 588-8505
Other Notices as a Lender:
SunTrust Bank
303 Peachtree Street, N. E.

Atlanta, Georgia 30308
Attention: David Simpson
Facsimile: (404) 588-8505
Borrowing Notices:
SunTrust Bank
303 Peachtree Street, 25th Floor
Atlanta, GA 30302

Attention:	Doug Weltz, Agency Services Manager
Facsimile:	(404) 221-2001

EXHIBIT A
FORM OF REVOLVING LOAN NOTICE
Date:                     , ___
To: SunTrust Bank, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain 364-Day Revolving Credit Agreement, dated as of September 29, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Harris Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and SunTrust Bank, as Administrative Agent.
     The undersigned hereby requests (select one):
     ☐ A Borrowing of Revolving Loans ☐ A conversion or continuation of Revolving Loans
1.	On (a Business Day).

2.	In the principal amount of $ in Dollars.

3.	At [Base Rate] or [Eurodollar Rate].

4.	For Eurodollar Rate Loans: with an Interest Period of months.

5.	If applicable, the Revolving Loan from which the requested Revolving Loan will be converted or continued:

6.	The Borrower requests that the proceeds of the Revolving Borrowing requested hereby be wire transferred to the accounts of the following Persons at the financial institutions indicated below:

Amount	Name	Account	Address
[ ]	[ ]	[ ]	[ ]
     The Revolving Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement. Other than in connection with a conversion or continuation of Revolving Loans, the undersigned hereby certifies that the following statements are and will be true and correct on the date of the Credit Extension requested above, both before and after giving effect to the Credit Extension requested above:

A-1

     (a) The representations and warranties made by the Borrower in Article V of the Agreement (but excluding the representation set forth in Section 5.05(b) of the Agreement), or which are contained in any other Loan Document, are and will be true and correct in all material respects on and as of the date of the Credit Extension requested above, except to the extent that such representations and warranties specifically refer to any earlier date; and
     (b) no Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to the Credit Extension requested above.

HARRIS CORPORATION
By:
Name:
Title:

A-2

EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION
[date to be supplied]
     Reference is made to the 364-Day Revolving Credit Agreement dated as of September 29, 2010 (as amended and in effect on the date hereof, the “Credit Agreement”), among Harris Corporation, a Delaware corporation, the Lenders from time to time party thereto and SunTrust Bank, as Administrative Agent for such Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.
     The [name of assignor] (the “Assignor”) hereby sells and assigns, without recourse, to [name of assignee] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the Commitment of the Assignor on the Assignment Date and Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
     This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 3.01(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an administrative questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.07(b) of the Credit Agreement.
     The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

     The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date, unless otherwise agreed in writing by the Administrative Agent.
     This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Assignment Date:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Effective Date of Assignment:
(“Effective Date”):

Percentage Assigned of
Commitment (set forth, to at
least 8 decimals, as a
percentage of the aggregate
	Principal Amount	Commitments of all Lenders
Facility	Assigned	thereunder)
Revolving Loans:	$	%
The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor
By:
Name:
Title:

[Name of Assignee], as Assignee
By:
Name:
Title:

     The undersigned hereby consents to the within assignment1:

Harris Corporation		SunTrust Bank, as Administrative Agent

By:		By:
	Name:		Name:
	Title:		Title:

[1]	Consents to be included to the extent required by Section 10.07 of the Credit Agreement.

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     ,___
To: SunTrust Bank, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain 364-Day Revolving Credit Agreement, dated as of September 29, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Harris Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and SunTrust Bank, as Administrative Agent. This Compliance Certificate is delivered pursuant to Section 6.04 of the Agreement.
     The undersigned Responsible Officer hereby certifies on behalf of the Borrower as of the date hereof that he/she is the                                                                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. [select one:]
     [To the knowledge of the undersigned during such fiscal period, the Borrower has in all material respects observed or performed all of its covenants and other agreements and satisfied every condition contained in the Loan Documents to be observed, performed or satisfied by it, and there is no Event of Default]

—or—
     [The following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]
     3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , ___.

HARRIS CORPORATION
By:
Name:
Title:

     For the Quarter/Year ended __________________(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ amounts set forth in the right-hand columns are in 000’s)

Harris
	Harris Corporation		Corporation
	and all	Unrestricted	and Restricted
	Subsidiaries	Subsidiaries	Subsidiaries
I. Section 7.06(a) — Interest Coverage Ratio.

A. Consolidated EBITDA measured on a rolling four-quarter basis for the four fiscal quarters ended on or before the Statement Date (the “Subject Period”):

1. The net income (or loss) of the Borrower and its Restricted Subsidiaries during the Subject Period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any non-cash extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any Restricted Subsidiary in the unremitted earnings of any Person that is not a Subsidiary and (iv) any net income (or loss) attributable to an Unrestricted Subsidiary:
	$	$	$

2. The total interest expense of the Borrower and its Restricted Subsidiaries with respect to Debt for the Subject Period (determined on a consolidated basis in accordance with GAAP) including, without limitation, the interest component of any payments in respect of capital leases capitalized or expensed during the Subject Period (whether or not actually paid during the Subject Period), to the extent used or included in the determination of the amount of line I.A.1:
	$	$	$

3. The amount of taxes, based on or measured by income, to the extent used or included in the determination of the amount of Line I.A.1:	$	$	$

4. The amount of (i) depreciation and amortization, determined on a consolidated basis in accordance with GAAP in each case for the Subject Period, (ii) other non-cash losses or deductions (including purchased in-process research and development, impairment charges, expensing of stock options or stock awards, write-offs or restructuring charges), and (iii) fees, costs, write-offs and other expenses associated with any Acquisition, to the extent used or included in the determination of the amount of Line I.A.1:
	$	$	$

B. Consolidated EBITDA for the Subject Period (Lines I.A.1 + I.A.2 + I.A.3 + I.A.4):	$	$	$

C. Consolidated Net Interest Expense for the Subject Period:

1. The total interest expense of the Borrower and its Restricted Subsidiaries with respect to Debt for the Subject Period (determined on a consolidated basis in accordance with GAAP) including, without limitation, the interest component of any payments in respect of capital leases capitalized or expensed during the Subject Period (whether or not actually paid during the Subject Period):
	$	$	$

2. Interest income of the Borrower and its Restricted Subsidiaries for the Subject Period (determined on a consolidated basis in accordance with GAAP):	$	$	$

3. Line I.C.1 — Line I.C.2	$	$	$

D. Actual ratio of Consolidated EBITDA to Consolidated Net Interest Expense for the Subject Period (Line I.B to Line I.C.3):			___ to 1.00

E. Minimum permitted ratio of Consolidated EBITDA to Consolidated Net Interest Expense:				3.00 to 1.00

II. Section 7.06(b) — Consolidated Total Indebtedness to Total Capital.
A. Consolidated Total Indebtedness at the Statement Date:
1. All amounts which would be included as Debt of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP) as of the Statement Date:	$	$	$

2. The capitalized amount of remaining lease payments under any Synthetic Lease Obligation of the Borrower and its Restricted Subsidiaries that would appear on a balance sheet of such Person prepared as of the Statement Date in accordance with

GAAP if such lease were accounted for as a capital lease determined on a consolidated basis:	$	$	$

3. Sum of Lines II.A.1 and II.A.2:	$	$	$

B. Total Capital:
1. The Total Shareholders’ Equity of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, including without duplication the minority-interest in Subsidiaries that are not wholly owned by the Borrower and excluding all equity interest in the Unrestricted Subsidiaries:
	$	$	$

2. Consolidated Total Indebtedness (Line II.A.3):	$	$	$

3. Total Capital: (Line II.B.1 + Line II.B.2):	$	$	$

C. Actual ratio of Consolidated Total Indebtedness to Total Capital at the end of the Subject Period (Line II.A.3 to Line II.B.3):			____ to 1.00

D. Maximum permitted ratio of Consolidated Total Indebtedness to Total Capital:				.60 to 1.00

III. Section 7.01(p) — Liens other than Permitted Liens
A. The aggregate amount of Debt and other indebtedness secured by any Liens permitted under Section 7.01(p) of the Agreement:	$	$	$

B. The aggregate monetary obligations in respect of transactions permitted pursuant to the proviso of Section 7.03 of the Agreement:	$	$	$

C. The applicable amount of all Securitizations of the Borrower and its Restricted Subsidiaries:	$	$	$

D. Sum of Lines III.A, III.B, and III.C:	$	$	$

E. Total Capital (Line II.B.3):	$	$	$

F. 25% of Total Capital (25% of Line III.E):	$	$	$

G. Excess (deficiency) (Line III.D — Line III.F):	$	$	$

IV Section 7.03 — Sale and Leaseback.

A. The aggregate monetary obligations in respect of all transactions subject to Section 7.03 of the Agreement, including the proposed sale-leaseback transaction:	$	$	$

B. The aggregate amount of Debt secured by any Liens permitted by Section 7.01(p) of the Agreement:	$	$	$

C. The applicable amount of all Securitizations of the Borrower and all of its Restricted Subsidiaries (Line III.C):	$	$	$

D. Sum of Lines IV.A, IV.B, and IV.C:	$	$	$

E. 25% of Total Capital (Line III.F):	$	$	$

F. Excess (deficiency) (Line IV.D — Line IV.E):	$	$	$

V Section 7.02(b) — Consolidated Total Assets	$	$	$

EXHIBIT D
FORM OF CLOSING DATE OPINIONS OF COUNSEL
See Attached

D-1

50 North Laura Street, Suite 3900 | Jacksonville, FL 32202 | T 904.353.2000 | F 904.358.1872
Holland & Knight LLP | www.hklaw.com
September 29, 2010
SunTrust Bank, as Administrative Agent under the Credit Agreement (as defined below)
The Lenders party thereto
Re: Legal Opinion — 364-Day Revolving Credit Facility in favor of Harris Corporation
Ladies and Gentlemen:
     We have acted as special counsel to Harris Corporation, a Delaware corporation (the “Company”), in connection with the transactions contemplated by that certain 364-Day Revolving Credit Agreement dated as of September 29, 2010, by and among the Company, SunTrust Bank, as the Administrative Agent (the “Agent”), and the lenders party thereto from time to time (the “Lenders”) (referred to as the “Credit Agreement”).
     The opinions expressed herein are furnished to you at the request of the Company and pursuant to Section 4.01(a)(v) of the Credit Agreement. All capitalized terms used herein, unless otherwise defined herein, shall have the respective meanings set forth in the Credit Agreement. The transactions contemplated by the Credit Agreement are herein collectively referred to as the “Transaction.”
     In connection with issuing this opinion letter, we have examined and are relying upon executed versions of the Credit Agreement and the Fee Letter (the “Opinion Documents”). The Opinion Documents may not constitute all of the documents utilized in connection with the Transaction (all such documents are collectively referred to hereinafter as the “Transaction Documents”). Except as may be otherwise specifically noted in this opinion letter, the opinions expressed below relate solely to the Opinion Documents, but not to any other documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to any of the Opinion Documents.
     With respect to factual matters relevant to any opinion set forth in this opinion letter, we have, with your approval, examined and relied upon, and have assumed the completeness and accuracy of the representations and warranties made by all parties in the Opinion Documents and in the Officer’s Certificate attached hereto as Exhibit “A,” but we have made no inquiry of the Company or any other party to the Opinion Documents, or investigation of the books, records, files or other business papers of the Company or any other party, nor have we made any independent investigation in any court, agency, governmental office or elsewhere with respect to such factual matters. In rendering the opinions set forth below, we also have, with your approval, assumed, without independent investigation or inquiry, the genuineness of all signatures, the legal capacity of all natural persons executing documents examined or relied upon by us, the authenticity of all documents submitted to us as originals, the completeness and conformity to the original documents of all documents submitted to us as certified, conformed, pdf, or photo static, and the authenticity of the originals of such copies.
     We have further assumed, with your approval, without investigation, that:

     1. Each party to the Transaction Documents (a) has been duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or charter, (b) has full corporate or equivalent power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party, and to enter into the Transaction, (c) has, by all necessary corporate or equivalent action, duly authorized the execution and delivery of each of the Transaction Documents to which it is a party, and (d) has duly executed and delivered each of the Transaction Documents to which it is a party;
     2. Each of the Transaction Documents is valid and enforceable against each party thereto under applicable law (other than, with respect to the Company, the Opinion Documents under Federal law and the laws of the States of Florida and of New York (collectively, the “States”) as to which we are opining);
     3. The execution, delivery and performance by the parties to the Transaction Documents do not violate their respective certificates of incorporation or organization, by-laws, partnership agreements, trust agreements or other organizational documents, or any judgment, decree or order of any court or administrative tribunal applicable to any such party;
     4. Each party to the Transaction Documents (other than the Company) has satisfied all legal requirements that are applicable to such party to the extent necessary to make such Transaction Document enforceable by or against such party;
     5. The parties to the Transaction Documents will (a) act in good faith and in a commercially reasonable manner in the exercise of any rights or enforcement of any remedies under the Transaction Documents; (b) in connection therewith, not engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair dealing; and (c) comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Transaction Documents;
     6. All certificates, and all telegraphic and telephonic confirmations, given by public officials or by third parties in connection with the Transaction have been properly given and are accurate;
     7. The Transaction Documents accurately reflect the complete understanding of the parties with respect to the Transaction and the rights and obligations of the parties thereunder; the terms and conditions of the Transaction Documents have not been amended, modified or supplemented, directly or indirectly, by any other agreement or understanding of the parties or waiver of any of the material provisions of the Transaction Documents; and there has been no fraud, duress, or mutual mistake of fact with respect to the authorization, execution and delivery of any of the Transaction Documents;
     8. The laws under which we are rendering the opinions contained herein are published, accessible and generally available to lawyers practicing in the States, and no issue of unconstitutionality or invalidity of any relevant law exists unless a reported case has so held or lawyers practicing in the States would so conclude on the basis of reported cases;
     9. In the event that any party to the Opinion Documents seeks to maintain any action, suit or proceeding in the courts of either of the States, as applicable, to enforce any provision of the respective Opinion Documents, such person, if required at such time to hold a certificate of authority to transact business as a foreign corporation or other registration in the such State, will have obtained such a certificate of authority prior to commencing such action, suit or proceeding;

2

     10. The exercise of any rights or enforcement of any remedies under the Opinion Documents will not be unconscionable, result in a breach of the peace, or otherwise be contrary to public policy; and
     11. The parties to the Transaction Documents (other than the Company) have not and do not reserve, charge, take, or receive, directly or indirectly, at any time, interest or other sums thereunder deemed to be in the nature of interest in an amount exceeding the equivalent of the rate of 25% simple interest per year, calculated on the basis of a 365 day year and the actual number of days elapsed.
     Subject to the assumptions, exceptions and qualifications set forth in this opinion letter, we are of the opinion that:
     1. The Opinion Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
     2. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Opinion Documents will not violate or conflict with any Applicable Law (as defined herein) having applicability to the Company.
     3. No authorization, consent, approval, license, exemption of, or filing or registration with, or notice to, any Governmental Authority by or on behalf of the Company is required under Applicable Law to make valid and legally binding the execution and delivery by the Company of the Opinion Documents and the performance by the Company of the payment obligations therein.
     4. The extensions of credit pursuant to the Credit Agreement, assuming that the Company complies with the provisions therein relating to the use of proceeds, will not violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
     5. The Company is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     Without limiting the generality of, or implying any other limitation of, any other assumption, qualification, limitation or exception set forth in this opinion letter, our opinions set forth hereinabove are subject to each of the following exceptions:
(a)	The enforceability of the Opinion Documents is subject to the effect of bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, arrangement and moratorium laws, and other laws from time to time in effect, relating to or affecting generally the enforcement of creditors’ rights and remedies (including, without limitation, the effect of the Federal Bankruptcy Code in its entirety, including matters of contract rejection, fraudulent conveyance and obligation, turnover, preference, equitable subordination, automatic stay, conversion of a non-recourse obligation into a recourse obligation, substantive consolidation and proofs of claim, and state laws regarding fraudulent transfers, obligations and conveyances, and state receivership laws); and the enforceability of the Opinion Documents is subject to the effect of the exercise of general principles of equity governing, limiting or affecting equitable remedies or relief generally (including, without limitation, matters of public policy) whether considered in a proceeding at law or in equity (including, without limitation, principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies, principles affording traditional equitable defenses (e.g., waiver, laches and estoppel), good faith and fair dealing, reasonableness, materiality of breach, impracticability or impossibility of performance, the effect of obstruction, failure to

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perform, or otherwise to act in accordance with an agreement, by any person other than the Company, and unconscionability);

(b)	We express no opinion as to any provision in any of the Opinion Documents that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements, or that a course of dealing by any party, or the failure on the part of any party to exercise, in whole or in part, a right or remedy provided in the Opinion Documents, shall not constitute a waiver of its rights or remedies or of any default;

(c)	We express no opinion as to the enforceability of any provision in the Opinion Documents that may operate or be deemed or construed to waive any right of a debtor or indemnitor which may not lawfully be waived (whether expressed as waivers, consents or otherwise);

(d)	We express no opinion as to the effect and possible unenforceability of: (i) provisions requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction, to the extent such action or inaction involves negligence or willful misconduct of the person or entity indemnified (or of any agent, contractor, employee, representative, partner, officer, director or shareholder of such person or entity), or to the extent otherwise contrary to public policy; (ii) waivers or advance consents that have the effect of waiving rights as to the jurisdiction of courts, the venue of actions, the right to jury trial or, in certain cases, notice; (iii) provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative; (iv) provisions that determinations by a party or a party’s designee are conclusive; (v) provisions permitting modifications of an agreement only in writing; and (vi) provisions that the provisions of an agreement are severable;

(e)	We express no opinion as to the effect of provisions relating to attorneys fees;

(f)	We express no opinion as to the effect of laws requiring mitigation of damages;

(g)	We express no opinion as to the possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform;

(h)	We express no opinion as to the possible unenforceability of any provision contained in any of the Opinion Documents purporting to allow the holder to accelerate the maturity of the indebtedness evidenced thereby without notice;

(i)	We express no opinion as to the possible unenforceability of any “usury savings provisions” or any “fraudulent conveyance savings provisions” contained in any of the Opinion Documents;

(j)	We express no opinion as to the validity, enforceability or effectiveness of any claim for indemnification made against the Company arising out of, relating to, or in connection with any alleged or actual securities law violations;

(k)	We express no opinion as to the possible unenforceability of any provision for the release or exculpation of, or indemnification of a party for its own gross negligence, willful misconduct, recklessness, or other wrongful or reckless conduct;

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(l)	We express no opinion, with respect to the laws of any jurisdiction other than, subject to constitutional limitations, the laws of the State of New York, as to the effect and possible unenforceability of contractual provisions providing for choice of governing law;

(m)	We express no opinion as to the possible unenforceability of any provision for waiver of service of process or requiring acceptance of service of process in any manner not authorized by applicable law, or requiring any party to make a voluntary appearance in any action, suit or proceeding;

(n)	We express no opinion as to the possible unenforceability of any provision in any of the Opinion Documents requiring the Company to perform exactly in the manner directed;

(o)	We express no opinion as to the possible unenforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default, or providing for liquidated damages, or for premiums on prepayment, acceleration, redemption, cancellation, or termination, to the extent any such provisions are deemed to be penalties or forfeitures;

(p)	We express no opinion as to the possible unenforceability of provisions regarding acceleration upon default, if the default is not a material default or if the acceleration is not made by an unequivocal act of the holder evidencing acceleration, such as notice to the debtor;

(q)	We express no opinion as to the possible unenforceability of provisions that would permit declaration of a default based on representations or warranties that the party declaring the default knew were false or incorrect based on information supplied to the party declaring the default prior to closing;

(r)	We express no opinion as to the possible unenforceability of provisions that provide that determinations by a party or a party’s designee are conclusive;

(s)	We express no opinion as to the possible unenforceability of provisions concerning severance of prohibited, invalid or unenforceable provisions, which in each case are subject to judicial discretion; and

(t)	We express no opinion as to the creation, perfection or priority of any security interest purportedly granted by the Company in any Transaction Document, or as to rights of set off, bankers’ lien, and the like.
     Any and all opinions rendered by this firm in this opinion letter are limited to the matters expressly set forth hereinabove following the phrase “we are of the opinion that;” and no opinion is implied or to be inferred beyond the matters expressly so stated. Without implying any limitation upon the foregoing paragraph and exceptions listed above, the following matters, including their effects and the effects of non-compliance, are not covered by implication or otherwise in this opinion letter, unless coverage thereof is specifically addressed herein:
     1. Laws, rules, or regulations of any county, municipality, or similar political subdivision or any agency or instrumentality thereof;
     2. Antitrust and unfair competition law;
     3. Securities law;

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     4. Fiduciary obligations;
     5. Pension and employee benefit law, e.g., ERISA;
     6. Environmental law;
     7. Zoning, land use, subdivision and other development laws;
     8. Hart-Scott-Rodino, Exon-Florio and other similar laws;
     9. Bulk transfer law;
     10. Tax law;
     11. Banking law;
     12. Patent, copyright, trademark and other intellectual property law;
     13. Racketeering law, e.g., RICO;
     14. Criminal statutes of general application, e.g., mail fraud and wire fraud;
     15. Corrupt practices law, including the Foreign Corrupt Practices Act of 1977;
     16. Health and safety law, e.g., OSHA;
     17. Labor law;
     18. Law concerning national or local emergency;
     19. The USA Patriot Act of 2001 (Public Law 107-156); and
     20. Law concerning access by the disabled and building codes.
     The opinions expressed herein are limited to such internal laws of the States of Florida and New York and such Federal law that, in each case, in our experience, are normally applicable to transactions of the type contemplated by the Opinion Documents and to the parties thereto, without our having made any special investigation concerning any other law, rule, or regulation (“Applicable Law”).
     Our opinion on each legal issue addressed herein represents our judgment concerning how that issue would be resolved were it to be considered by the highest court of the jurisdiction under whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and our opinions are not a guaranty of an outcome of any legal dispute which may arise with respect to the Opinion Documents.
     Whenever an opinion or statement set forth in this opinion letter is qualified by the words “to our knowledge,” “known to us” or other words of similar meaning, such reference shall mean only the knowledge of those attorneys in our firm primarily responsible for our legal services relating to the Transaction (the “Primary Lawyer Group”), and shall not refer to knowledge of any other person in any way associated with this firm. Furthermore, such knowledge refers only to matters of which the Primary Lawyer Group are consciously aware at the time of execution of this opinion letter.
     The opinions expressed herein are as of the date hereof only, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention, or any changes in law that may hereafter occur or become effective.
     The opinions set forth herein are rendered for the sole benefit of, and may be relied upon, but only as of the date hereof, by you and any permitted assignee that becomes a party to the Credit Agreement, but may not be relied upon by any other Person without our prior written consent.

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Very truly yours, HOLLAND & KNIGHT LLP
/s/ Holland & Knight LLP

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SCOTT T. MIKUEN Vice President Associate General Counsel and Secretary	1025 W. NASA Boulevard Mail Stop A-22D Melbourne, FL USA 32919 telephone: 321-727-9125 e-facsimile: 321-727-9616 e-mail: smikuen@harris.com

www.harris.com
September 29, 2010
SunTrust Bank, as Administrative Agent under the Credit Agreement (as defined below)
The Lenders party thereto
Re: Legal Opinion — 364-Day Revolving Credit Facility in Favor of Harris Corporation
Ladies and Gentlemen:
     I am Vice President, Associate General Counsel and Secretary of Harris Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the transactions contemplated by that certain 364-Day Revolving Credit Agreement dated as of September 29, 2010, by and among the Company, SunTrust Bank, as the Administrative Agent (the “Agent”), and the lenders party thereto from time to time (the “Lenders”) (referred to as the “Credit Agreement”).
     The opinions expressed herein are furnished to you pursuant to Section 4.01(a)(v) of the Credit Agreement. All capitalized terms used herein, unless otherwise defined herein, shall have the respective meanings set forth in the Credit Agreement. The transactions contemplated by the Credit Agreement are herein collectively referred to as the “Transaction.”
     In connection with rendering this opinion letter, I have examined and am relying upon executed versions of the Credit Agreement and the Fee Letter (the “Opinion Documents”). The Opinion Documents may not constitute all of the documents utilized in connection with the Transaction (all such documents are referred to herein as the “Transaction Documents”). The opinions expressed below relate solely to the Opinion Documents and not to any other documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to any of the Opinion Documents.
     With respect to factual matters relevant to any opinion set forth in this opinion letter, I have, with your approval, examined and relied upon, and have assumed the completeness and accuracy of the representations and warranties made by all parties in the Opinion Documents. In rendering the opinions set forth below, I have also assumed, with your approval, without independent investigation or inquiry, (i) the genuineness of all signatures (other than the signature of the Company on the Opinion Documents), (ii) the legal capacity of all natural persons executing documents examined or relied upon by me, (iii) the authenticity of all documents submitted to me as originals, (iv) the completeness and conformity to the original

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documents of all documents submitted to me as certified, conformed, pdf, or photostatic copies, and (v) the authenticity of originals of such copies.
     With your permission, I have further assumed, without investigation, that:
     Each party to the Transaction Documents, other than the Company, (i) has been duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or charter, (ii) has full corporate, or equivalent power, and authority to execute and deliver, and to perform its obligations under each of the Transaction Documents to which it is a party, and to enter into the Transaction, (iii) has, by all necessary corporate or equivalent action, duly authorized the execution and delivery of each of the Transaction Documents to which it is a party, and (iv) has duly executed and delivered each of the Transaction Documents to which it is a party;
     The execution, delivery and performance by the parties to the Transaction Documents, other than the Company, do not violate their respective certificates of incorporation or organization, by-laws, partnership agreements, trust agreements or other organizational documents or any judgment, decree or order of any court or administrative tribunal applicable to any such party;
     Each party to the Transaction Documents (other than the Company) has satisfied all legal requirements that are applicable to such party to the extent necessary to make such Transaction Documents enforceable by or against such party;
     The parties to the Transaction Documents will (i) act in good faith and in a commercially reasonable manner in the exercise of any rights or enforcement of any remedies under the Transaction Documents, (ii) not engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair dealing, and (iii) comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Transaction Documents;
     All certificates, and all telegraphic and telephonic confirmations, given by public officials or by third parties referred to herein have been properly given and are accurate; and
     The laws for which I am responsible in the rendering of the opinions contained herein are published, accessible and generally available to lawyers practicing in Delaware, New York and Florida, and no issue of unconstitutionality or invalidity of relevant laws exists unless a reported case has so held or lawyers practicing in such states would so conclude on the basis of reported cases.
     All assumptions stated in this opinion letter are made with your permission and without investigation, computation or other action on my part to confirm the validity of any such assumptions. To the extent that any of such assumptions are not true, the same are made hypothetically to permit the rendering of this opinion letter. However, I have no knowledge of the inaccuracy of any of the assumptions set forth in this opinion letter.
     The term “laws” as used in this opinion letter means the constitution and each of the statutes, judicial and administrative decisions, and rules and regulations of governmental

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agencies of the relevant jurisdiction, except to the extent that the context in which such term is used limits or makes more specific such meaning.
     Subject to the assumptions, exceptions and qualifications set forth in this opinion letter, I am of the opinion that:
     The Company is a corporation validly existing and in corporate good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own and operate (or lease, as the case may be) its properties and to carry on its business as it is now conducted. The Company is (i) authorized to do business in the State of New York and is in corporate good standing in such State, (ii) authorized to transact business in the State of Florida, and its status in such State such is active, and (iii) authorized to transact business in the State of Virginia and is corporate good standing in such State. The opinions set forth in the prior sentence are given solely in reliance on the public certificates furnished by each of the listed jurisdictions (copies of which are attached hereto as Exhibit “A”) and are limited to the meanings set forth therein.
     The Company has all Federal, New York and Florida governmental licenses, authorizations, and approvals required to own and operate (or lease, as the case may be) its properties and to carry on its business as now conducted, except for those licenses, authorizations, and approvals which the failure to obtain would not reasonably be expected to result in a Material Adverse Effect.
     The Company has the corporate power and authority to enter into and perform the Opinion Documents, and has taken all necessary corporate action to authorize the execution, delivery, and performance of the Loan Documents. The Company has duly executed and delivered the Opinion Documents.
     No authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority by or on behalf of the Company is required under Applicable Law to make valid and legally binding the execution and delivery by the Company of the Opinion Documents and the performance by the Company of the payment obligations therein.
     The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Opinion Documents will not (i) violate or be in conflict with any provision of the certificate of incorporation or by-laws of the Company, (ii) violate or contravene any judgment, decree, injunction, writ, or order of any court, or any arbitrator or other Governmental Authority, having jurisdiction over the Company or the Company’s properties or by which the Company may be bound, or (iii) require authorization, consent, or approval pursuant to, violate, or constitute a default under or result in the termination of, or accelerate the performance required by, any material indenture, loan or credit agreement, or other agreement for borrowed money, or any other material agreement, lease, or instrument to which the Company is a party or by which the Company or its properties may be bound other than that certain Revolving Credit Agreement dated September 10, 2008 and related documents (the “2008 Loan Documents”), or result in the creation of any Lien upon any of the assets or properties of the Company other than Liens pursuant to set-off rights and other Liens under the Opinion Documents and the 2008 Loan Documents.

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     Except as set forth in Schedule 5.06 to the Credit Agreement, there is no pending or, to my knowledge, threatened, action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency, or arbitrator, which would reasonably be expected to have a Material Adverse Effect.
     Any and all opinions rendered by me in this opinion letter are limited to the matters expressly set forth hereinabove following the phrase “I am of the opinion that”; and no opinion is implied or to be inferred beyond the matters expressly so stated.
     Without implying any limitation upon the foregoing paragraph, the following matters, including their effects and the effects of non-compliance, are not covered by implication or otherwise in this opinion letter, unless coverage thereof is specifically addressed herein:
1)	Laws, rules, or regulations of any county, municipality, or similar political subdivision or any agency or instrumentality thereof;

2)	Antitrust and unfair competition law;

3)	Securities law;

4)	Fiduciary obligations;

5)	Pension and employee benefit law, e.g., ERISA;

6)	Environmental law;

7)	Zoning, land use, subdivision and other development laws;

8)	Hart-Scott-Rodino, Exon-Florio and other similar laws;

9)	Bulk transfer law;

10)	Tax law;

11)	Usury law;

12)	Banking law;

13)	Patent, copyright, trademark and other intellectual property law;

14)	Racketeering law, e.g., RICO;

15)	Criminal statutes of general application, e.g., mail fraud and wire fraud;

16)	Corrupt practices law, including the Foreign Corrupt Practices Act of 1977;

17)	Health and safety law, e.g., OSHA;

18)	Labor law;

19)	Law concerning national or local emergency;

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20)	The USA Patriot Act of 2001 (Public Law 107-156);

21)	Law concerning access by the disabled and building codes; and
22)	Law concerning the creation, perfection or priority interest of any Lien purportedly granted by the Company pursuant to any Transaction Document.
     The opinions expressed herein are limited to (i) such internal laws of the States of Florida and New York and such Federal law that, in each case, in my experience, are normally applicable to transactions of the type contemplated by the Opinion Documents and to the parties thereto, without my having made any special investigation concerning any other law, rule, or regulation (“Applicable Law”), and (ii) the General Corporation Law of the State of Delaware as in effect on the date hereof (with respect to the due incorporation, valid existence, good standing, corporate power and authority of the Company). My review of the Delaware General Corporation Law is limited to such provisions as I have deemed appropriate in connection with the opinions expressed herein and is without regard to judicial interpretations thereof or any regulations thereunder, or any other laws of the State of Delaware.
     My opinion on each legal issue addressed herein represents my judgment concerning how that issue would be resolved were it to be considered by the highest court of the jurisdiction under whose law my opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and my opinions are not a guaranty of an outcome of any legal dispute which may arise with respect to the Opinion Documents.
     The opinions expressed herein are as of the date hereof only, and I assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to my attention or any changes in law that may hereafter occur or become effective.
     The opinions set forth herein are rendered for the sole benefit of, and may be relied upon but only as of the date hereof, by you and any permitted assignee that becomes a party to the Credit Agreement, but may not be relied upon by any other Person without my prior written consent.

Sincerely,
/s/ Scott T. Mikuen
Scott T. Mikuen, Esq.
Vice President, Associate General Counsel and Secretary

Enclosures
Exhibit A — Certificates of Good Standing and Status

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